                                                                Exhibit 6.(a) 2.




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                        PURCHASE AND ASSUMPTION AGREEMENT

                                     BETWEEN


                       HUNTINGTON BANCSHARES INCORPORATED,

                          THE HUNTINGTON NATIONAL BANK

                                       AND

                                  SUNTRUST BANK

                  ---------------------------------------------




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


                        PURCHASE AND ASSUMPTION AGREEMENT


                                TABLE OF CONTENTS

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ARTICLE I - CERTAIN DEFINITIONS............................................     1
    Section 1.1    Certain Definitions.....................................     1

ARTICLE II - TRANSFER OF ASSETS AND LIABILITIES............................     9
    Section 2.1    Transferred Assets......................................     9
    Section 2.2    Purchase Price..........................................    13
    Section 2.3    Deposit Liabilities.....................................    17
    Section 2.4    Loans and Pipe-Line Loans...............................    17
    Section 2.5    Brokerage and Advisory Assets...........................    19
    Section 2.6    Employee Matters........................................    19
    Section 2.7    Security................................................    22
    Section 2.8    Proration; Other Closing Date Adjustments...............    22
    Section 2.9    Title Insurance and Survey for Real Property............    23
    Section 2.10   Environmental Matters...................................    25
    Section 2.11   Assumed Contracts.......................................    26
    Section 2.12   Derivative Transactions.................................    27
    Section 2.13   Assumption of IRA Account Deposits......................    27
    Section 2.14   Books and Records.......................................    27
    Section 2.15   Determination of Defect Reduction Amounts...............    29
    Section 2.16   No Duty To Cure.........................................    30

ARTICLE III - CLOSING AND EFFECTIVE TIME...................................    30
    Section 3.1    Effective Time..........................................    30
    Section 3.2    Closing.................................................    31
    Section 3.3    Post Closing Adjustments................................    33

ARTICLE IV - TRANSITIONAL MATTERS..........................................    34
    Section 4.1    General.................................................    34
    Section 4.2    Notices to Customers and Others.........................    35
    Section 4.3    Direct Deposits.........................................    36
    Section 4.4    Direct Debit............................................    36
    Section 4.5    Interest Reporting and Withholding......................    37
    Section 4.5    ATM/Debit Cards.........................................    38
    Section 4.7    Leasing of Personal and Real Property...................    38
    Section 4.8    Data Processing Conversion for the Branches and Handling
                    of Certain Items.......................................    38


                                       -i-
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    Section 4.9    Notices to Obligors on Loans............................    39

ARTICLE V - INDEMNIFICATION................................................    40
    Section 5.1    Huntington's Indemnification of Purchaser...............    40
    Section 5.2    Purchaser's Indemnification of Sellers..................    40
    Section 5.3    Claims for Indemnity....................................    40
    Section 5.4    Limitations on Indemnification..........................    42
    Section 5.5    Treatment of Indemnification Payments...................    42

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF SELLERS.....................    42
    Section 6.1    Corporate Organization; Corporate Authority.............    43
    Section 6.2    No Violation............................................    43
    Section 6.3    Enforceable Agreement...................................    43
    Section 6.4    No Brokers..............................................    43
    Section 6.5    Personal Property.......................................    43
    Section 6.6    Real Property and the Leased Premises...................    44
    Section 6.7    Condition of Property...................................    44
    Section 6.8    Labor Matters; Employees................................    45
    Section 6.9    Certain Contracts.......................................    46
    Section 6.10   Loans...................................................    46
    Section 6.11   Deposit Liabilities.....................................    47
    Section 6.12   Books, Records, Documentation, Etc......................    47
    Section 6.13   Litigation and Regulatory Proceedings...................    47
    Section 6.14   Tax Matters.............................................    47
    Section 6.15   Consents and Approvals..................................    48
    Section 6.16   Brokerage Account Agreements; Advisory Agreements.......    48
    Section 6.17   Registrations...........................................    48
    Section 6.18   Environmental Laws......................................    48
    Section 6.19   Community Reinvestment Compliance.......................    49
    Section 6.20   Derivative Transactions.................................    49
    Section 6.21   Trust Agreements........................................    49
    Section 6.22   Deposit and Loan Data...................................    50
    Section 6.23   Certain Information.....................................    50
    Section 6.24   Compliance with Laws....................................    50
    Section 6.25   Limitation of Representations and Warranties............    50
    Section 6.26   Absence of Certain Changes..............................    50

ARTICLE VII - REPRESENTATIONS AND WARRANTIES OF PURCHASER..................    51
    Section 7.1    Corporate Organization; Corporate Authority.............    51
    Section 7.2    No Violation............................................    51
    Section 7.3    Enforceable Agreement...................................    51
    Section 7.4    No Brokers..............................................    51
    Section 7.5    Litigation and Regulatory Proceedings...................    51
    Section 7.6    Consents and Approvals..................................    52
    Section 7.7    Registrations...........................................    52
    Section 7.8    Regulatory Capital and Condition........................    52
    Section 7.9    Financing...............................................    52



                                      -ii-
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    Section 7.10   Community Reinvestment Act Compliance...................    52

ARTICLE VIII - OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME....    53
    Section 8.1    Full Access.............................................    53
    Section 8.2    Application for Approval................................    54
    Section 8.3    Conduct of Business.....................................    55
    Section 8.4    Solicitation of Customers by Purchaser Prior to Closing.    56
    Section 8.5    No Solicitation by Sellers..............................    56
    Section 8.6    Efforts to Consummate; Further Assurances...............    57
    Section 8.7    Fees and Expenses.......................................    57
    Section 8.8    Third Party Consents....................................    58
    Section 8.9    Insurance...............................................    58
    Section 8.10   Public Announcements....................................    59
    Section 8.11   Tax Reporting...........................................    59
    Section 8.12   Advise of Changes.......................................    59
    Section 8.13   Albertson's, Inc. Contract..............................    59
    Section 8.14   Deposits................................................    60
    Section 8.15   Non-Solicitation of Transactions........................    60
    Section 8.16   Supplements to Schedules................................    60
    Section 8.17   Loan Broker Contracts...................................    61
    Section 8.18   Physical Damage to Owned Branches.......................    60

ARTICLE IX - CONDITIONS TO PURCHASER'S OBLIGATIONS.........................    61
    Section 9.1    Representations and Warranties True.....................    61
    Section 9.2    Obligations Performed...................................    62
    Section 9.3    Delivery of Documents...................................    62
    Section 9.4    Regulatory Approval.....................................    62
    Section 9.5    No Legal Prohibition....................................    62
    Section 9.6    No Litigation...........................................    62
    Section 9.7    No Sellers Material Adverse Effect......................    62

ARTICLE X - CONDITIONS TO SELLERS' OBLIGATIONS.............................    63
    Section 10.1   Representations and Warranties True.....................    63
    Section 10.2   Obligations Performed...................................    63
    Section 10.3   Delivery of Documents...................................    63
    Section 10.4   Regulatory Approval.....................................    63
    Section 10.5   No Legal Prohibition....................................    64

ARTICLE XI - TERMINATION...................................................    64
    Section 11.1   Methods of Termination..................................    64
    Section 11.2   Procedure Upon Termination..............................    65
    Section 11.3   Payment of Expenses.....................................    65

ARTICLE XII - MISCELLANEOUS PROVISIONS.....................................    65
    Section 12.1   Assignment to Subsidiaries..............................    65
    Section 12.2   Amendment and Modification; Waiver......................    66




                                      -iii-
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    Section 12.3   Survival................................................    66
    Section 12.4   Assignment..............................................    66
    Section 12.5   Confidentiality.........................................    66
    Section 12.6   Addresses for Notices, Etc..............................    67
    Section 12.7   Counterparts............................................    67
    Section 12.8   Headings................................................    68
    Section 12.9   Governing Law...........................................    68
    Section 12.10  Entire Agreement........................................    68
    Section 12.11  No Third Party Beneficiaries............................    68
    Section 12.12  Calculation of Dates and Deadlines......................    68
    Section 12.13  Consent to Jurisdiction; Waiver of Jury Trial...........    68
    Section 12.14  Severability............................................    69
    Section 12.15  Specific Performance....................................    69

                        PURCHASE AND ASSUMPTION AGREEMENT

      THIS PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement") is entered into as of September 25, 2001, by and between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation having its principal offices in Columbus, Ohio ("Huntington"), THE HUNTINGTON NATIONAL BANK, a national banking association having its principal offices in Columbus, Ohio ("HNB"), and SUNTRUST BANK, a Georgia state bank having its principal offices in Atlanta, Georgia ("Purchaser"):

                              W I T N E S S E T H:

      WHEREAS, Huntington, by its own actions and through the actions of HNB (Huntington and HNB being hereinafter referred to as "Sellers"), wishes to divest itself of certain assets, deposits, and other liabilities in connection with Huntington's retail and corporate branch banking business in the State of Florida (the "Florida Franchise"); and

      WHEREAS, Purchaser wishes to purchase such assets and assume certain specified liabilities upon the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Sellers and Purchaser agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

      SECTION 1.1 CERTAIN DEFINITIONS.

            (a) The terms set forth below are used in this Agreement with the following meanings:

      "ACH" shall have the meaning set forth in Section 4.3.

      "Advisory Agreement" shall have the meaning set forth in Section 2.5.

      "Adjustment Payment Date" shall have the meaning set forth in Section 3.3(c).

      "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlled by, controlling or under common control with such Person.

      "Agreement" shall have the meaning set forth in the recitals hereto.

      "Albertson's Contract" shall have the meaning set forth in Section 8.13.

      "Assumed Contracts" shall have the meaning set forth in Section 2.11.

      "Assignment and Assumption Agreement" shall have the meaning set forth in
Section 3.2(b)(3).

      "Assignment and Assumption of Leases" shall have the meaning set forth in
Section 3.2(b)(4).

      "Assignment and Assumption of Transferred Lease" shall have the meaning set forth in Section 3.2(b)(5).

      "ATMs" shall have the meaning set forth in Section 2.1(a)(2).

      "ATM Lease" shall have the meaning set forth in Section 2.1(a)(2).

      "Average Deposit Balance" shall mean the average of the daily balances of the Deposits for the ten (10) days ending as of the close of business on the Closing Date or on the date of the Waiver Election, if any; provided that with respect to Deposits booked at Branches (including in-store Branches at Albertson's, Inc.) that are to be closed, consolidated with another branch of HNB or Purchaser, or divested, where the written notice thereof provided for in
Section 4.2 is first sent to Deposit account holders prior to the Effective Time, for purposes of calculating the Average Deposit Balance, the average daily balance of such Deposits shall be deemed to be the balance of such Deposits on the day such notice is first sent to such holders. Notwithstanding the foregoing, no Deposits booked at any Branch to be closed, consolidated or divested in connection with the transactions contemplated by this Agreement that are moved, reopened or otherwise transferred to any other Branch shall be counted more than once for purposes of calculating the Average Deposit Balance.

      "Banking Operations" shall mean the business and operations of the Florida Franchise.

      "Benefit Plans" shall have the meaning set forth in Section 6.8(b).

      "Branch Leases" shall have the meaning set forth in Section 2.1(a)(2).

      "Branch Loans" shall have the meaning set forth in Section 2.4(a).

      "Branches" shall have the meaning set forth in Section 2.1(a)(2).

      "Brokerage Account Agreement" shall have the meaning set forth in Section 2.5.

      "Brokerage and Advisory Assets" shall have the meaning set forth in
Section 2.5.

      "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in Columbus, Ohio, Atlanta, Georgia or the State of Florida are authorized or required to close for regular banking business.

      "Claim Limitation Anniversary" shall have the meaning set forth in Section 5.3(a).

      "Closing" shall have the meaning set forth in Section 3.1.

      "Closing Date" shall have the meaning set forth in Section 3.1.

      "Closing Statement" shall have the meaning set forth in Section 3.2(b)(9).

      "COBRA" shall mean the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Coins and Currency" shall mean all petty cash, foreign currency, vault cash, teller cash, ATM cash, prepaid postage and cash equivalents located at the Real Property and Leased Premises (exclusive of the contents of any safe deposit boxes) as of the Effective Time.

      "Comparable Job Offer" shall have the meaning set forth in Section 2.6(a).

      "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of July 18, 2001, among Sellers and Purchaser.

      "CRA" shall mean the Community Reinvestment Act of 1977 and the regulations promulgated thereunder.

      "Credit Card Program" shall have the meaning set forth in Section 2.1(b)(11).

      "CRISP" shall mean the Customer Relationship and Profitability System, a strategic and marketing system of Sellers which combines customer transaction, balance and demographic data with an analytic methodology to produce specific customer tools.

      "Dealer Sales" shall have the meaning set forth in Section 2.1(b)(4).

      "Defect" shall have the meaning set forth in Section 2.9(c).

      "Defect Reduction Amount" shall have the meaning set forth in Section
2.15.

      "Deposits" shall have the meaning set forth in Section 2.3(a).

      "Deposit Liabilities" shall have the meaning set forth in Section 2.3(a).

      "Derivative Documents" means the contracts and agreements constituting or otherwise relating to a Derivative Transaction, as the same may have been amended, modified or supplemented in writing.

      "Derivative Purchase Price" shall have the meaning set forth in Section 2.12(a).

      "Derivative Transaction" means any instrument, contract or transaction involving interest rate or foreign currency forwards, swaps, caps, collars, floors, options or futures between HNB and a derivative counterparty that is related to a Deposit, Loan or other account of such counterparty that is being transferred to Purchaser pursuant to this Agreement.

      "Effective Time" shall have the meaning set forth in Section 3.1.

      "Employees" shall have the meaning set forth in Section 2.6(a).

      "Environmental Defect Notice" shall have the meaning set forth in Section 2.10(c).

      "Environmental Law" shall mean any federal or state law, statute, rule or regulation relating to the protection of the environment or human health.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (as amended from time to time).

      "Excluded Assets" shall have the meaning set forth in Section 2.1(b)(16).

      "Excluded Employee" shall mean any employee of Sellers or their Affiliates listed on Schedule 2.6(a).

      "Excluded Liabilities" shall have the meaning set forth in Section 2.2(c).

      "Excluded IRA Account Deposits" shall have the meaning set forth in
Section 2.13(b).

      "Fair Market Value" shall have the meaning set forth in Section 2.2(f).

      "Federal Funds Rate" shall mean the average of the high and low rates quoted for Federal Funds in the Money Rates column of The Wall Street Journal from the Effective Time adjusted as such average may increase or decrease during the period between the Effective Time and the date of the applicable payment.

      "Federal Reserve Board" shall have the meaning set forth in Section
8.2(b).

      "Florida Franchise" shall have the meaning set forth in the recitals hereto.

      "FMLA" shall mean the Family and Medical Leave Act of 1993 (as amended from time to time).

      "GAP" shall have the meaning set forth in Section 2.4(d).

      "Governmental Authority" shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States, whether federal, state or local.

      "Hazardous Substance" shall mean any substance which is listed or identified in any Environmental Law as hazardous or toxic.

      "HIC" shall have the meaning set forth in Section 2.5.

      "HNB" shall have the meaning set forth in the recitals hereto.

      "Huntington" shall have the meaning set forth in the recitals hereto.

      "Indirect Auto Loans" shall have the meaning set forth in Section 2.4(a).

      "IRA" means an "individual retirement account" or similar account created by a trust for the benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 of the Code.

      "JRD" shall have the meaning set forth in Section 2.1(b)(7).

      "Knowledge" shall mean, with respect to Sellers, the actual knowledge of the Persons set forth on Annex A following reasonable inquiry into the matters in question, and with respect to Purchaser, the actual knowledge of the Persons set forth on Annex B following reasonable inquiry into the matters in question.

      "Leased Branches" shall have the meaning set forth in Section 2.1(a)(2).

      "Leased Premises" shall have the meaning set forth in Section 2.1(a)(2).

      "Liens" shall have the meaning set forth in Section 6.5.

      "Loans" shall have the meaning set forth in Section 2.4(a).

      "Loan Broker Contracts" shall mean those contracts and agreements pursuant to which third-party brokers originate home equity loans and home equity credit lines that would constitute Loans if arising prior to the Effective Time.

      "Losses" shall mean losses, liabilities, damages, costs and expenses (including reasonable attorneys fees) incurred or suffered by the indemnified party or its Affiliates in connection with the matters described in Section 2.9(a) or Article V, as the case may be, net of any amounts actually recovered by the indemnified party under insurance policies (other than any self-insurance) with respect to such Loss, and (i) increased to take account of any net tax cost (other than a reduction in tax basis) incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit actually recognized for tax purposes by the indemnified party arising from the incurrence or payment of any such Loss, in each case when and as such tax cost or tax benefit is actually recognized for tax purposes through an increase or reduction of taxes otherwise due.

      "Material Adverse Environmental Condition" shall have the meaning set forth in Section 2.10(c).

      "Merchant Card Services" shall have the meaning set forth in Section 2.1(b)(6).

      "Mortgage Loan Origination" shall have the meaning set forth in Section 2.1(b)(5).

      "Net Book Value" shall mean (i) with respect to the leasehold improvements associated with the Real Property Leases and the Leased Premises, the Personal Property, the other Transferred Assets (other than the Loans and the Overdrafts) and the Other Liabilities, the value of those assets and/or liabilities as carried on Sellers' books and records based on Sellers' internal accounting procedures (as such procedures have been previously disclosed to Purchaser) consistently applied, (ii) with respect to the Loans and the Overdrafts, the aggregate principal amount thereof, plus accrued and unpaid interest, late charges and any other charges thereon and with respect to Loans, net of charge-offs and net of loan loss reserves of eighty three (83) basis points of Loans as of the Closing Date (provided that with respect to the Indirect Auto Loans, the Net Book Value shall include the amount of any unamortized premium paid by Sellers to dealers to originate such Indirect Auto Loans which amount is reflected on the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet as the "dealer reserve" provided that such included amount shall not exceed ten million dollars ($10,000,000)).

      "Non-Transferred Records" shall have the meaning set forth in Section 2.14(a).

      "Order" shall have the meaning set forth in Section 9.4.

      "Original Price" shall have the meaning set forth in Section 3.3(b).

      "Other Facilities" shall have the meaning set forth in Section 2.1(a)(2).

      "Other Facilities Leases" shall have the meaning set forth in Section 2.1(a)(2).

      "Other Liabilities" shall mean the liabilities of Sellers relating to the Transferred Assets set forth on Schedule 1.1(b) hereto.

      "Overdrafts" shall mean overdrafts of the book balance of any accounts constituting Deposit Liabilities and all consumer lines of credit made available to customers of the Branches as a protection against overdrafts of such accounts.

      "Owned Branches" shall have the meaning set forth in Section 2.1(a)(1).

      "Park ATMs" shall have the meaning set forth in Section 2.1(b)(17).

      "Permitted Encumbrances" shall have the meaning set forth in Section
2.9(a).

      "Person" shall mean any individual, association, corporation, limited liability company, partnership, limited liability partnership, trust or any other entity or organization, including any Governmental Authority.

      "Personal Property" shall mean the personal property of Sellers located at the Real Property or the Leased Premises consisting of the furniture, fixtures, equipment, security systems, safe deposit boxes (exclusive of contents), vaults and other tangible personal property that are owned by Sellers and are located on or affixed to the Real Property or the Leased Premises and all tenant improvements and fixtures owned by Sellers at any Leased Premises, in each case as of the Effective Time, and any of such items on order at the Effective Time.

      "Personal Property Leases" shall mean all leases of Personal Property.

      "Pipe-Line Loans" shall have the meaning set forth in Section 2.4(b).

      "Pre-Closing Balance Sheet" shall have the meaning set forth in Section 2.2(e).

      "Pre-Closing Balance Sheet Date" shall have the meaning set forth in
Section 2.2(e).

      "Post-Closing Balance Sheet" shall have the meaning set forth in Section 3.3(a).

      "Post-Closing Balance Sheet Delivery Date" shall have the meaning set forth in Section 3.3(a).

      "Private Financial Group Offices" shall have the meaning set forth in
Section 2.1(b)(3).

      "Property Price" shall mean the Fair Market Value attributable to each Owned Branch.

      "Purchase Price" shall have the meaning set forth in Section 2.2(a).

      "Purchase Right" shall have the meaning set forth in Section 5.1.

      "Purchaser" shall have the meaning set forth in the recitals hereto.

      "Purchaser Material Adverse Effect" shall mean an event, occurrence or circumstance, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on Purchaser's ability to timely perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, that a Purchaser Material Adverse Effect shall not include (w) events or conditions resulting from general economic conditions, including changes in interest rates and stock market valuations, and other economic events or economic conditions generally affecting the financial services industry either in Florida or nationwide (including as may result from any terrorist attacks, any war, any armed hostilities or any other national or international response related thereto), (x) changes in accounting practices or changes to statutes, regulations or regulatory policies generally applicable to financial service companies, or (y) events, impacts or conditions caused by the public announcement of, and response or reaction of customers, vendors, licensors or Employees to, this Agreement or any of the transactions contemplated by this Agreement.

      "Purchaser's 401(k) Plan" shall mean any qualified cash or deferred arrangement (within the meaning of Section 401(k) of the Code) maintained by Purchaser.

      "Real Property" shall have the meaning set forth in Section 2.1(a)(1).

      "Real Property Leases" shall have the meaning set forth in Section 2.1(a)(2).

      "Regulatory Approvals" shall mean all regulatory approvals that are required in order to consummate the transactions contemplated by this Agreement, including the expiration of all waiting periods thereunder (including any extensions thereof).

      "Revised Price" shall have the meaning set forth in Section 3.3(b).

      "Safe Deposit Contracts" shall mean all safe deposit contracts and leases for the safe deposit boxes located at the Real Property and Leased Premises as of the Effective Time.

      "SEC" shall mean the Securities and Exchange Commission.

      "Secured Derivative Transaction" means each instrument, contract or transaction involving interest rate or foreign currency forwards, swaps, caps, collars, floors, options or futures to which HNB is a party that is not a Derivative Transaction transferred to and assumed by Purchaser pursuant hereto that, immediately prior to the sale of any Transferred Assets, is secured by any collateral that secures any such Transferred Assets.

      "Sellers" shall have the meaning set forth in the recitals hereto.

      "Sellers' 401(k) Plan" shall mean any qualified cash or deferred arrangement (within the meaning of Section 401(k) of the Code) maintained by Sellers.

      "Sellers Material Adverse Effect" shall mean an event, occurrence or circumstance, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on (i) the business, operations or financial condition of the Florida Franchise, taken as a whole, (ii) Sellers' ability to timely perform their obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, that a Sellers Material Adverse Effect shall not include (w) events or conditions resulting from general economic conditions, including changes in interest rates and stock market valuations, and other economic events or economic conditions generally affecting the financial services industry either in Florida or nationwide (including as may result from any terrorist attacks, any war, any armed hostilities or any other national or international response related thereto),
(x) changes in accounting practices or changes to statutes, regulations or regulatory policies generally applicable to financial service companies, or (y) events, impacts or conditions caused by the public announcement of, and response or reaction of customers, vendors, licensors or Employees to, this Agreement or any of the transactions contemplated by this Agreement.

      "Software Licenses" shall have the meaning set forth in Section 2.1(a)(3).

      "Statute" shall have the meaning set forth in Section 8.8(b).

      "Surveys" shall have the meaning set forth in Section 2.9(a).

      "Tellers and Platform Employees" shall have the meaning set forth in
Section 2.6.

      "Tenant Leases" shall have the meaning set forth in Section 2.1(a)(2).

      "Third Party Purchaser" shall have the meaning set forth in Section
4.1(e).

      "Title Commitments" shall have the meaning set forth in Section 2.9(a).

      "Title Defects" shall have the meaning set forth in Section 2.9(a).

      "Title Defect Notice" shall have the meaning set forth in Section 2.9(a).

      "Transaction Account" shall mean accounts at Branches in respect of which deposits there are withdrawable in practice or upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal (NOW) accounts and money market deposit accounts.

      "Transfer Date" shall have the meaning set forth in Section 2.6(a).

      "Transferred Assets" shall have the meaning set forth in Section 2.1(a).

      "Transferred Employees" shall have the meaning set forth in Section
2.6(a).

      "Transferred Lease" shall have the meaning set forth in Section 2.1(b)(5).

      "Transferred Liabilities" shall have the meaning set forth in Section 2.2(b).

      "Trust Accounts" shall mean HNB's fiduciary and non-fiduciary trust, custody, estate administration and guardian administration accounts described on
Schedule 1.1(a).

      "Trust Account Assets" shall mean all Trust Agreements and any rights of HNB to the physical assets of Trust Accounts or to hold the physical assets of Trust Accounts in accordance with Trust Agreements.

      "Trust Agreement" shall mean any contract or agreement which creates, modifies or governs a Trust Account.

      "Waiver Date" shall have the meaning set forth in Section 3.1.

      "Waiver Election" shall have the meaning set forth in Section 3.1.

      "WARN" shall have the meaning set forth in Section 2.6(e).

            (b) The words "include" and "including" as used herein shall be deemed to be followed by the phrase "without limitation." References to an Article, Section, Exhibit or Schedule shall be deemed to be references to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

                                   ARTICLE II

                       TRANSFER OF ASSETS AND LIABILITIES

      SECTION 2.1 TRANSFERRED ASSETS.

            (a) As of the Effective Time, and subject to the terms and conditions set forth herein, Sellers will (or will cause their applicable direct or indirect subsidiaries to) sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser will purchase from Sellers (or their applicable direct or indirect subsidiaries), any and all right, title and interest of the Sellers (or their applicable direct or indirect subsidiaries) in and to the following assets attributable to the Florida Franchise, except as otherwise excluded from sale pursuant to the provisions of Section 2.1(b) below (collectively, the "Transferred Assets"):

                  (1) subject to Sections 2.9 and 2.10 hereof, all of Sellers' transferable fee simple right, title and interest in and to the real estate and the related improvements and fixtures located at HNB's owned Florida banking offices described on Schedule 2.1(a)(1) hereto, together with all assignable real property rights and appurtenances pertaining thereto (each such owned branch, an "Owned Branch" and, collectively, the "Real Property");

                  (2) subject to Section 8.8, including the receipt of the applicable consents referred to therein, all leases or licenses of real property relating to (w) HNB's leased banking offices (including offices located inside other stores) at the locations identified on Schedule 2.1(a)(2)(w) (collectively, the "Leased Branches" and, together with the Owned Branches, the "Branches"; and such leases or licenses relating to the Leased Branches, collectively, the "Branch Leases"), (x) HNB's Florida operations center, headquarters and other facilities identified in
      Schedule 2.1(a)(2)(x) (collectively, the "Other Facilities"; and such leases relating to the Other Facilities, collectively, the "Other Facility Leases"), and (y) HNB's remote site, free-standing automated teller machines ("ATMs") identified in Schedule 2.1(a)(2)(y) (such leases or licenses relating to the ATMs, the "ATM Leases" and, together with the Branch Leases and the Other Facility Leases, the "Real Property Leases"; and the premises leased under the Real Property Leases, collectively, the "Leased Premises"), together with any leases or subleases of space in any Branches or Other Facilities under which Sellers (or one of their Affiliates) are the lessors or sublessors, as identified in Schedule 2.1(a)(2)(z) (collectively, the "Tenant Leases");

                  (3) all software licenses relating to the Florida Franchise and listed on Schedule 2.1(a)(3) (the "Software Licenses");

                  (4) all Personal Property and all Personal Property Leases, a complete and accurate list of which leases are listed on Schedule 2.1(a)(4);

                  (5)   all Safe Deposit Contracts;

                  (6) all Loans (a complete and accurate list of which, as of the dates set forth on Schedule 2.1(a)(6), is set forth on such Schedule), and Pipe-Line Loans, including the collateral therefor and (except to the extent set forth in Section 2.1(b)) the servicing rights under the Loans for which the Sellers have retained servicing rights, and excluding any rights and obligations of Sellers or their Affiliates with respect to motor vehicle dealers in connection with Loans originated through Huntington's Dealer Sales line of business;

                  (7)   all Brokerage and Advisory Assets;

                  (8)   all Trust Account Assets;

                  (9)   all Overdrafts;

                  (10)  all Assumed Contracts;

                  (11) all Derivative Transactions and Derivative Documents relating thereto;

                  (12) all routing and transit numbers with respect to the Branches;

                  (13) all claims, counter-claims and causes of action with respect to the Transferred Assets and Transferred Liabilities, including without limitation any claims, counterclaims and other rights with respect to any litigation assumed by Purchaser pursuant to Section 2.2(b);

                  (14) all off-balance sheet sweeps and off-balance sheet AFI accounts ("Off-Balance Sheet Accounts"), which as of July 31, 2001, had a value of $34,300,000; and

                  (15)  all Coins and Currency.

            (b)   The following items shall be excluded from the Transferred
Assets:

                  (1) the proprietary merchandising equipment and other assets listed on Schedule 2.1(b) hereto;

                  (2) Sellers' rights in and to the names "Huntington" and any of their predecessor banks' names and any of Sellers' or Sellers' predecessors' corporate logos, trademarks, trade names, signs, paper stock forms, and other supplies containing any such logos, trademarks, or trade names;

                  (3) the three offices listed on Schedule 2.1(b) hereto and all directly related operations, leases, owned real property and other assets of the private financial group line of Huntington's business in Naples, Florida and Stuart, Florida which provide an array of products and services including personal trust, asset management, investment advisory, insurance, and deposit and loan products ("Private Financial Group Offices");

                  (4) the line of Huntington's business which pertains to the origination of indirect automobile lending and leasing and includes floor plan financing ("Dealer Sales");

                  (5) the line of Huntington's business which deals in origination of mortgage loans ("Mortgage Loan Origination") and the related leased real estate described in Schedule 2.1(b) hereto, including the tenant's rights, title and interest under the Tenant Lease described in Schedule 2.1(b) (the "Transferred Lease") pursuant to which The Huntington Mortgage Company will continue to sublease space at the Other Facility located in Sarasota, Florida for use in the Mortgage Loan Origination business pursuant to the terms of such Transferred Lease;

                  (6) the line of Huntington's business which deals in merchant services for credit and debit card processing, which operates through Huntington Merchant Services, L.L.C., which is jointly owned with First Data Merchant Services, Inc. ("Merchant Card Services");

                  (7) all offices, operations, employee benefit plans (and any related assets) and other assets of J. Rolfe Davis Insurance Agency ("JRD");

                  (8) residential mortgage servicing rights for all 1-4 family residential mortgages loans serviced by The Huntington Mortgage Company or any third party service provider;

                  (9) any regulatory licenses (other than any assignable regulatory license primarily related to the Transferred Assets, which shall constitute Transferred Assets) or any other nonassignable licenses and permits;

                  (10) any deposit account or other service of Sellers at any office of Sellers (other than the Branches) or their Affiliates that may be linked to the Deposits;

                  (11) HNB's credit card program with Chase Manhattan Bank USA, National Association, and all rights, duties, obligations and relationships arising in connection therewith (the "Credit Card Program");

                  (12)  any tax refunds, tax credits or deferred tax assets;

                  (13) all personal property utilized primarily in the conduct of lines of business not being transferred hereunder pursuant to this
      Section 2.1(b);

                  (14)  all software licenses and leases not set forth on
      Schedule 2.1(a)(3);

                  (15)  the Loan Broker Contracts;

                  (16)  any assets related to any of the Benefit Plans;

                  (17) unless the promotional agreements between HNB and each of Sea World of Florida, Inc. d/b/a Discovery Cove, Busch Entertainment Corporation, and Sea World of Florida, Inc., relating to certain promotional and banking services, are assumed by Purchaser in Purchaser's sole discretion (it being understood that Purchaser shall be permitted to have conversations with such persons following the signing of this Agreement to explore the potential for Purchaser to assume such agreements or enter into a similar commercial arrangement therewith and that Sellers shall use their commercially reasonable efforts to assist Purchaser in connection therewith), such agreements and the ATMs located at the entertainment parks governed by such agreements (the "Park ATMs"); and

                  (18) all of the contracts and agreements listed on Schedule 2.1(b) (collectively, the "Excluded Assets").

      SECTION 2.2 PURCHASE PRICE.

            (a) As consideration for the purchase of the Florida Franchise, Purchaser shall pay Sellers a purchase price (the "Purchase Price") equal to the sum of the following:

                  (1)   the Fair Market Value of the Real Property;

                  (2) a premium for the Deposits and franchise value assigned to the Florida Franchise equal to 15.0% of the Average Deposit Balance; provided that the aggregate dollar value of such premium shall not exceed $747,765,341.

                  (3) the Net Book Value of the Loans, the Overdrafts, the Personal Property, the improvements associated with the Real Property Leases and the Leased Premises, and the other Transferred Assets (other than the Real Property, the Derivative Transactions and Derivative Documents relating thereto, the Off-Balance Sheet Accounts, the Tenant Leases and the Coins and Currency) as of the Effective Time;

                  (4)   the aggregate net Derivative Purchase Price;

                  (5)   the face amount of the Coins and Currency; and

                  (6) if the in-store Branches at Albertson's, Inc. are closed prior to or simultaneously with the Closing, the lesser of ten million dollars ($10,000,000) and the amount of the reasonably documented costs incurred by Sellers in connection with the termination of the Albertson's, Inc. relationship (including the write-off of fixed assets, retrofitting the branches back to grocery stores, severance payments to employees of Sellers who work at such branches and lease termination fees); provided that if the in-store Branches at Albertson's, Inc. are closed by Sellers after the Effective Time, Purchaser shall make the applicable foregoing payment, as an adjustment to the Purchase Price, promptly following such Branch closings.

            (b) In addition, Purchaser shall assume as of the Effective Time and pay, perform and discharge as of or after the Effective Time, as the case may be, all of the duties, obligations, and liabilities of Sellers from and after the Effective Time relating to the following (the "Transferred Liabilities"):

                  (1) the Deposit Liabilities and all terms and agreements relating thereto (including all of Sellers' responsibilities with respect to (w) cashier checks issued prior to the Effective Time, (x) the abandoned property laws of any state, (y) any legal process that is served on Sellers on or before the Closing Date with respect to claims against or for the Deposit Liabilities that does not exceed the amount of the applicable Deposit(s) (except to the extent attributable to any act or omission taken or omitted to be taken by Sellers prior to the Effective
      Time) and (z) any other applicable laws (except to the extent attributable to any act or omission taken or omitted to be taken by Sellers prior to the Effective Time in violation of any such laws));

                  (2)   the Real Property and the Personal Property;

                  (3) the Real Property Leases, the Tenant Leases and the Personal Property Leases, and the Leased Premises and other property leased under such leases;

                  (4)   the Software Licenses;

                  (5) the Safe Deposit Contracts (including all of Sellers' duties, obligations and responsibilities with respect to (x) any legal process that is served on Sellers on or before the Closing Date with respect to claims against or for the contents thereof (except to the extent attributable to any act or omission taken or omitted to be taken by Sellers prior to the Effective Time in violation of the applicable Safe Deposit Contract or applicable law) and (y) any other applicable laws (except to the extent attributable to any act or omission taken or omitted to be taken by Sellers prior to the Effective Time in violation of any such laws));

                  (6) the Brokerage and Advisory Assets (including all of Sellers' duties, obligations and responsibilities with respect to (x) any legal process that is served on Sellers on or before the Closing Date with respect to claims against or for the mutual fund asset allocations products relating to the Advisory Assets that does not exceed the amount of funds or other assets related thereto and transferred to Purchaser hereunder (except to the extent attributable to any act or omission taken or omitted to be taken by Sellers prior to the Effective Time in violation of the applicable Advisory Agreement or applicable law) and (y) any other applicable laws (except to the extent attributable to any act or omission taken or omitted to be taken by Sellers prior to the Effective Time in violation of any such laws));

                  (7) the Trust Account Assets (including all of Sellers' duties, obligations and responsibilities with respect to (x) any legal process that is served on Sellers on or before the Closing Date with respect to claims against or for any funds or other assets relating to the Trust Account Assets that does not exceed the amount of the funds or other assets related thereto and transferred to Purchaser hereunder (except to the extent attributable to any act or omission taken or omitted to be taken by Sellers prior to the Effective Time in violation of the applicable Trust Agreement or applicable law) and (y) any other applicable laws (except to the extent attributable to any act or omission taken or omitted to be taken by Sellers prior to the Effective Time in violation of any such laws));

                  (8) the Loans and the Pipe-Line Loans and the servicing thereof (except to the extent that such Loan, Pipe-Line Loan or servicing constitutes an Excluded Asset);

                  (9)   the Overdrafts;

                  (10) the Assumed Contracts; provided, however that Purchaser shall not assume any liabilities, duties or obligations arising under any Assumed Contract that is not assigned to Purchaser at the Closing due to the failure to receive a necessary consent or otherwise;

                  (11) the Derivative Transactions and Derivative Documents relating thereto;

                  (12) all liabilities, duties and obligations expressly assumed by Purchaser pursuant to Section 2.6 (excluding liabilities and obligations (w) relating to acts or omissions of Sellers, (x) under the Benefit Plans, (y) relating to compensation, benefits or other claims or amounts for periods prior to the Effective Time and (z) expressly retained by Sellers pursuant to Section 2.6(f)); and

                  (13) the Off-Balance Sheet Accounts (including all of Sellers' duties, obligations and responsibilities with respect to (x) any legal process that is served on Sellers on or before the Closing Date with respect to claims against or for the Off-Balance Sheet Accounts that do not exceed the amount of funds or other assets related thereto and transferred to Purchaser hereunder (except to the extent attributable to any act or omission taken or omitted to be taken by Sellers prior to the Effective Time in violation of the applicable account agreement or applicable law) and (y) any other applicable laws (except to the extent attributable to any act or omission taken or omitted to be taken by Sellers prior to the Effective Time in violation of any such laws)).

            (c) Notwithstanding anything to the contrary contained herein, Purchaser shall not assume any duties, obligations or liabilities of Sellers of any kind, whether known, unknown, contingent or otherwise, (i) not relating to the Transferred Assets or the Transferred Liabilities, (ii) attributable to any acts or omissions to act taken or omitted to be taken by Sellers (or any of their direct or indirect Subsidiaries) prior to the Effective Time in violation of any applicable laws, contracts or fiduciary duties, (iii) attributable to any actions, causes of action, claims, suits or proceedings or violations of law or regulation attributable to any acts or omissions to act taken or omitted to be taken by Sellers (or any of their direct or indirect Subsidiaries) prior to the Effective Time, (iv) relating to tax accruals of Sellers (or any of their direct or indirect Subsidiaries) or (v) arising from circumstances, events or conditions prior to the Effective Time and not expressly assumed hereunder (the "Excluded Liabilities"). Without limiting the generality of the foregoing, it is not the intention that the assumption by Purchaser of the Assumed Liabilities shall in any way enlarge the rights of any third parties relating thereto. Nothing contained in this Agreement shall prevent any party hereto from contesting matters relating to the Assumed Liabilities with any third party obligee. From and after the Effective Time, (i) Purchaser shall have complete control over the payment, settlement or other disposition of the Assumed Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto and (ii) Sellers shall have complete control over the payment, settlement or other disposition of the Excluded Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto. Except as otherwise provided in Article IV or any transition plan entered into thereunder, (i) Sellers shall promptly notify Purchaser of any claim made against it with respect to the Assumed Liabilities or the Transferred Assets and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Assumed Liabilities or Transferred Assets and (ii) Purchaser shall promptly notify Sellers of any claim made against it with respect to the Excluded Liabilities or the Excluded Assets and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Excluded Liabilities or Excluded Assets.

            (d) All excise, sales, use and transfer taxes that are payable or that arise as a result of the consummation of the transactions contemplated hereby shall be paid one-half by Purchaser and one-half by Sellers, and each of Purchaser, on the one-hand, and Sellers, on the other hand, shall indemnify and hold the other harmless from and against any such taxes in excess of the portion to be paid by such party.

            (e) Sellers shall prepare, in consultation with Purchaser, a balance sheet (the "Pre-Closing Balance Sheet") as of a date not earlier than thirty (30) days, or later than five (5) Business Days, prior to the Effective Time anticipated by the parties (the "Pre-Closing Balance Sheet Date") based on Sellers' books and records and using the internal accounting procedures of Sellers consistently applied reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder. Sellers agree to pay to Purchaser at the Closing (as defined in Section 3.1 hereof), in immediately available funds, the excess amount, if any, of the sum of (x) the amount of Deposit Liabilities assumed by Purchaser pursuant to paragraph (b) above and (y) the Net Book Value of the Other Liabilities, each of (x) and (y) as reflected by the Pre-Closing Balance Sheet, over the aggregate Purchase Price computed in accordance with paragraph (a) above, as reflected by the Pre-Closing Balance Sheet. Purchaser agrees to pay Sellers at the Closing, in immediately available funds, the excess, if any, of the aggregate Purchase Price computed in accordance with paragraph (a) above, as reflected by the Pre-Closing Balance Sheet, over the sum of (x) the amount of Deposit Liabilities assumed by Purchaser pursuant to paragraph (b) above and (y) the Net Book Value of the Other Liabilities, each of (x) and (y) as reflected by the Pre-Closing Balance Sheet. All amounts paid at the Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet (as defined in Section 3.3 hereof).

            (f)   The "Fair Market Value" of the Real Property is set forth on
Schedule 2.2(e) attached hereto, with each Owned Branch's Property Price being as indicated in Schedule 2.2(e).

            (g) Sellers and Purchaser agree to cooperate in good faith to determine a reasonable allocation of the Purchase Price, as finally determined pursuant to Section 2.2 and Section 3.3, in accordance with Section 1060 of the Code. On or prior to the date forty-five (45) days prior to the Closing Date, Sellers shall provide to Purchaser Sellers' proposed allocation of the Purchase Price as finally determined by Sellers hereunder. Within thirty (30) days after the receipt of such allocation, Purchaser shall propose to Sellers any changes to such allocation or otherwise shall be deemed to have agreed with such allocation. Sellers and Purchaser shall cooperate in good faith to mutually agree to such allocation and shall reduce such agreement to writing, including jointly and properly executing completed Internal Revenue Service Form 8594, and any other forms or statements required by the Code, Treasury Regulations or the Internal Revenue Service, together with any and all attachments required to be filed therewith. Sellers and Purchaser shall file timely any such forms and statements with the Internal Revenue Service. To the extent consistent with applicable law, Sellers and Purchaser shall not file any tax return or other documents or otherwise take any position with respect to taxes which is inconsistent with such allocation of the final Purchase Price, provided, however, that neither Sellers nor Purchaser shall be obligated to litigate any challenge to such allocation of the final Purchase Price by any Governmental Authority. Sellers and Purchaser shall promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this paragraph and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

      SECTION 2.3 DEPOSIT LIABILITIES.

            (a) "Deposit Liabilities" shall mean all of Sellers' rights, duties, obligations and liabilities relating to the deposits ("Deposits") that are booked at each of the Branches or otherwise opened and maintained as part of the Florida Franchise (including accrued but unpaid or uncredited interest thereon and uncollected funds related thereto) as of the Effective Time (or, solely for the purpose of determining the Average Deposit Balance, for the period set forth in the definition of the Average Deposit Balance) and that constitute "deposits" for purposes of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813, but excluding (i) deposit liabilities with respect to accounts registered in the name of a trust for which a Seller serves as trustee or accounts for which a Seller serves as a fiduciary that, by their terms or by applicable law, are not capable of assignment, (ii) deposit liabilities with respect to accounts booked by a Seller at any Branch for which such Seller serves as guardian or custodian that, by their terms or by applicable law, are not capable of assignment, (iii) deposit liabilities with respect to Excluded IRA Account Deposits, (iv) deposit liabilities with respect to accounts associated with or securing lines of credit or loans where the line of credit or loan is excluded in accordance with paragraph 2.4(b), (v) deposit liabilities with respect to accounts that a Seller is not permitted to transfer or otherwise dispose of pursuant to applicable law or contract, (vi) deposit liabilities to the extent constituting Off-Balance Sheet Accounts and (vii) Excluded Liabilities.

            (b) Sellers do not represent or warrant that any deposit customers whose accounts are assumed by Purchaser will become or continue to be customers of Purchaser after the Effective Time.

      SECTION 2.4 LOANS AND PIPE-LINE LOANS.

            (a) "Loans" shall mean, collectively, all of Sellers' rights, duties, obligations and liabilities relating to loans and other extensions of credit in connection with the operation of the Florida Franchise as follows: (i) all loans and other extensions of credit (other than Overdrafts) booked at the Branches as of the Effective Time ("Branch Loans"), (ii) all retail installment contracts (excluding auto leases) purchased by HNB from motor vehicle dealers in the State of Florida and booked in HNB's accounting systems as an earning asset as of the Effective Time ("Indirect Auto Loans"); (iii) all residential mortgage loans in the Florida Franchise and booked on Sellers' or an Affiliate's accounting systems as an earning asset as of the Effective Time; and (iv) all commercial loans and commercial real estate loans not booked at the Branches that have been originated and serviced through the Florida Franchise and are outstanding as of the Effective Time, excluding any such loans to dealers related to Huntington's Dealer Sales line of business; provided that the Loans shall not include any loans or other extensions of credit described in paragraph
(c) below or any servicing rights or obligations constituting Excluded Assets.

            (b) "Pipe-Line Loans" shall mean, collectively, all of Sellers' rights, duties, obligations and liabilities relating to loans or other extensions of credit in connection with the operation of the Florida Franchise that (x) would constitute Loans if arising prior to the Effective

Time, (y) arise either (i) under a Loan Broker Contract or (ii) from the ordinary course lending activities of Sellers (or their applicable direct or indirect subsidiaries) and not in breach of this Agreement and (z) with respect to which a loan has been approved by Sellers but has not yet been closed; provided that the Pipe-Line Loans shall not include any loans or other extensions of credit described in paragraph (c) below or any servicing rights or obligations constituting Excluded Assets.

            (c) Notwithstanding the provisions of paragraph (a) above, neither the Loans nor the Pipe-Line Loans shall include:

                  (1) loans generated in connection with the retained Private Financial Group Offices and loans to borrowers where the primary customer relationship is through an office outside of the Florida Franchise;

                  (2)   any loans excluded from the Transferred Assets under
      Section 2.1(b);

                  (3) loans made after July 31, 2001 that are not made in a manner consistent with past practice as relates to the normal and customary credit standards and policies of Sellers and that are identified by Purchaser in writing at least five (5) Business Days prior to the Effective Time; and

                  (4) loans made on or before July 31, 2001 that are materially modified thereafter (other than collection and work-out procedures undertaken in a manner consistent with past practice) such that the loans, if they had been made as of the date that they are so modified, would not be consistent with past practice as relates to the normal and customary credit standards and policies of Sellers and that are identified by Purchaser in writing at least five (5) Business Days prior to the Effective Time.

            (d) Schedule 2.4(d) identifies the insurance companies who are the current underwriters of credit life insurance and credit disability insurance sold in connection with Branch Loans. Prior to the Effective Time, Sellers agree to notify such insurance companies in writing of the sale of such Branch Loans to Purchaser. Sellers' records provided to Purchaser will identify Branch Loans which have credit life or credit disability insurance coverage. Purchaser agrees to work directly with such insurance companies in the handling and processing of premium rebates and insurance claims. After the Effective Time, Sellers will promptly deliver to Purchaser (i) the proceeds of any credit life insurance and/or credit disability insurance received by it in connection with any of the Branch Loans sold to Purchaser; and (ii) any written notices or other correspondence or written inquiries made by any of the relevant insurance companies and relating to any such proceeds.

            (e) Purchaser shall honor and be responsible for all bona fide and qualifying claims from obligors arising in connection with HNB's Guaranteed Auto Protection ("GAP") product sold to the obligor in connection with any Loan. Upon receipt by HNB from Purchaser of the documentation required by HNB to process a GAP claim, HNB agrees to process the claim in accordance with the same procedures applicable to its own internal GAP claims and to reimburse Purchaser for the amount of the Loan balance that HNB determines Purchaser is required to cancel in accordance with the GAP coverage.

            (f) All Loans will be transferred without recourse and without any warranties or representations as to their collectibility or the creditworthiness of any of the obligors of such Loans. Notwithstanding the foregoing, nothing contained in this Section 2.4(f) shall alter or otherwise limit the representations and warranties contained in Section 6.10.

            (g) If the balance due on any Loan purchased hereunder has been reduced by Sellers as a result of a payment by check received prior to the Effective Time, which item is returned after the Effective Time, the asset value represented by the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Purchaser to Sellers promptly.

      SECTION 2.5 BROKERAGE AND ADVISORY ASSETS.

      "Brokerage and Advisory Assets" shall mean (i) the customer account agreements between Huntington Investment Company ("HIC") and customers of the Branches relating to accounts maintained through one of the Branches in connection with HIC's business of providing investment products (including mutual funds, fixed income products, equities, equity options and fixed and variable annuities) to such customers ("Brokerage Account Agreements"), (ii) all of Sellers' rights to or interests in any commissions or income arising from the sale of such products pursuant to Brokerage Account Agreements and not paid prior to the Effective Time and (iii) the advisory agreements between HIC and customers of the Branches listed on Schedule 2.5 relating to HIC's sponsored mutual fund asset allocation product ("Advisory Agreements"). Sellers and Purchaser shall cooperate in good faith and shall use their reasonable best efforts to effect the transfer of such assets.

      SECTION 2.6 EMPLOYEE MATTERS.

            (a) Purchaser will make Comparable Job Offers (as defined below) to all "customer service representatives," "customer services representative seniors," "customer service representative leaders," "personal bankers," "personal banker seniors," and "sales and service managers" employed at Branches (other than in-store Branches at Albertson's, Inc.) who are satisfactory performers within the meaning discussed by the parties (such employees, "Tellers and Platform Employees") and shall offer employment to such other individuals employed by Sellers (or one of their Affiliates) at or primarily in support of the Florida Franchise, and who reside in Florida, as of the Closing Date as Purchaser in its sole discretion shall determine (the "Employees") effective as of the Effective Time, other than to any Excluded Employee. Purchaser will communicate offers of employment in accordance with legal requirements and in a form determined by Purchaser and which form is not reasonably objected to by Sellers. All such Employees shall be offered employment with Purchaser (i) in a position requiring comparable skills and abilities as such Employee's position with Sellers on the Closing Date, (ii) with annual base salary, or weekly or hourly rate of pay which is equal to such Employee's pay with Sellers on the Closing Date (provided that incentive pay, where applicable, shall be determined based on incentive compensation programs provided by Purchaser and its Affiliates to their similarly situated (based on position and responsibilities, location and rate of compensation) employees from time to time), (iii) at a work location that does not require such Employee to travel more than an additional twenty-five miles (one way each day) to work than such Employee traveled prior to the Closing Date, and (iv) with a work status (full or part-time, including number of hours-per-week worked) that is not changed from that in effect with Sellers or its Affiliates immediately prior to the Closing Date (a "Comparable Job Offer"); provided that Purchaser in its sole discretion shall determine the nature of the employment offered to Employees other than Tellers and Platform Employees. Each Employee who accepts Purchaser's offer of employment and commences employment with Purchaser shall be referred to as a "Transferred Employee" for purposes of this Agreement at the time the Employee first commences active employment with Purchaser. Purchaser shall provide each Transferred Employee who has commenced active employment with Purchaser or one of its Affiliates with employee benefits substantially similar in the aggregate to the employee benefits provided by Purchaser and its Affiliates to its similarly situated (based on position and responsibilities, location and rate of compensation) employees from time to time. With respect to any Employee who accepts an offer of employment from Purchaser who on the Closing Date is on military leave, sick leave, maternity leave, short-term disability or other leave of absence approved by Sellers, except as required by applicable law, Purchaser need only employ such Employee for the period beginning after such absence if such Employee returns to employment in accordance with the terms of such Employee's leave, provided that such Employee commences active employment with Purchaser no later than six (6) months after the commencement of the leave. Any Employee, who is on leave on the Closing Date and commences active employment with Purchaser in accordance with the preceding sentence will cease employment with Sellers at the end of such leave of absence and the date of commencement of active employment with Purchaser shall be referred to herein as the "Transfer Date."

            (b) Purchaser agrees to give all Transferred Employees service credit for all employment and employee benefits related purposes (including but not limited to for purposes of FMLA entitlement), for all periods of employment with each of Sellers and their Affiliates (or their predecessor entities) prior to the Closing Date, and with respect to employee benefits for purposes of eligibility, participation and vesting under any employee benefit or compensation plan, program and arrangement adopted or maintained by Purchaser or any of its Affiliates in which Transferred Employees are eligible to participate. Notwithstanding the foregoing, service completed with and compensation received from Sellers and their Affiliates shall not be used for purposes of benefit accruals or calculation of the amount of any benefit under any defined benefit pension plan of Purchaser or any of its Affiliates. To the extent that any Transferred Employee has satisfied in whole or in part any annual deductible under a welfare benefit plan, or has paid any out-of-pocket expenses pursuant to any welfare benefit plan co-insurance provision, in each case, with respect to the calendar year in which the Closing Date (or commencement of participation in such new plan occurs), such amount shall be counted toward the satisfaction of any applicable deductible or out-of-pocket expense maximum, respectively, under the comparable benefit plans and programs provided to Transferred Employees by Purchaser and its Affiliates. In any event, the welfare benefit plans and programs of Purchaser and its Affiliates shall be applied without regard to any limitations relating to preexisting conditions, waiting periods or required physical examinations.

            (c) Purchaser shall offer and pay severance benefits as described in this subsection (c) to all individuals employed by Sellers (or one of their Affiliates) at or primarily in support of the Florida Franchise as of the Closing Date, and who reside in Florida to whom Comparable Job Offers are not made, other than Excluded Employees. In addition, Purchaser shall offer and pay severance benefits as described in this Section 2.6(c) to any Transferred Employee terminated by Purchaser within one year of the Closing Date. Notwithstanding the foregoing, Purchaser shall not be required to offer severance benefits to individuals who are employed at the in-store Branches at Albertson's, Inc. as of September 1, 2001, unless any such employee actually becomes a Transferred Employee, or to any Excluded Employee. In addition, from and after the Closing Date, Purchaser shall determine in its sole discretion whether a Transferred Employee who has a termination of employment following the Closing Date meets the requirements of severance payments and shall provide, and be solely liable for, severance benefits to each Transferred Employee whose employment ceases during the period that commences on the Closing Date and ends on the one-year anniversary thereof and to each Employee to whom Purchaser does not make a Comparable Job Offer; provided, however that Purchaser shall not be responsible for the payment of severance or transition benefits to any individual, or for the payment of any amount to any Employee who is offered, but does accept, a Comparable Job Offer (provided that for purposes of this proviso, the proviso to the definition of Comparable Job Offer shall be ignored). Severance benefits payable under this
Section 2.6(c) shall be equal to the amount of severance payments that would be payable under the applicable plan of Sellers and their Affiliates effective immediately prior to the Closing Date (without giving effect to the transactions contemplated by this Agreement) as set forth on Schedule 2.6(c). Purchaser, in its sole discretion, may determine to pay such severance amounts in a lump sum instead of installment. In no event shall Sellers be liable for any severance or transition benefits to any Transferred Employee or to any Employee to whom Purchaser does not make a Comparable Job Offer, other than Excluded Employees.

            (d) Each Transferred Employee who participated or who was eligible to participate in Sellers' 401(k) Plan immediately prior to the Closing shall be immediately eligible to participate, without any waiting time, in Purchaser's 401(k) Plan applicable to the Transferred Employees. Sellers shall cause Sellers' 401(k) Plan to provide the Transferred Employees with the option to voluntarily rollover their eligible account balances from Sellers' 401(k) Plan into the Purchaser's 401(k) Plan (or into an Individual Retirement Account of the Transferred Employee's choosing), and Purchaser shall cause Purchaser's 401(k) Plan to accept such eligible rollovers from the Transferred Employees.

            (e) Purchaser shall be responsible for the administration of and shall assume any and all obligations, if any, arising under COBRA with respect to the Transferred Employees and their beneficiaries. Sellers shall be responsible for providing any notice required pursuant to the United States Federal Worker Adjustment and Retraining Notification Act of 1988, any successor United States federal law, and any other applicable plant closing notification law (collectively, "WARN") with respect to a layoff or plant closing relating to the Florida Franchise that occurs prior to or on the Closing Date and Purchaser shall be responsible for providing any notice required pursuant to WARN with respect to a layoff or plant closing relating to the Florida Franchise that occurs after the Closing Date.

            (f) Sellers shall be responsible for the filing of Forms W-2 with the Internal Revenue Service and any required filing with state tax authorities, with respect to wages and benefits paid to each Transferred Employee for periods ending on or prior to the Closing Date or the Transfer Date, as applicable.

            (g) Sellers and Purchaser shall cooperate in order to permit Purchaser to train Employees who choose to accept employment with Purchaser, and Sellers shall, as scheduled by Purchaser for reasonable periods of time and subject to Sellers' reasonable approval, such that Sellers' ongoing operations at the applicable Branches shall not be materially disrupted, excuse such employees from their duties at the Branches for the purpose of training and orientation by Purchaser.

      SECTION 2.7 SECURITY.

      As of the Effective Time, Purchaser shall be solely responsible for the security of and insurance on all Persons and property located in or about the Real Property or Leased Premises.

      SECTION 2.8 PRORATION; OTHER CLOSING DATE ADJUSTMENTS.

            (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Sellers will operate the Florida Franchise, hold the Transferred Assets and retain the Transferred Liabilities for their own account until the Effective Time, and that Purchaser shall operate the Florida Franchise, hold the Transferred Assets and assume the Transferred Liabilities for its own account as of such time. Thus, except as otherwise expressly provided in this Agreement, items of income and expense, as defined herein, shall be prorated as of the Effective Time, and settled between Sellers and Purchaser on the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled at Closing as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto. In furtherance of the foregoing, Purchaser shall promptly forward to Sellers complete and accurate copies of all invoices, billing statements and similar documents received by Purchaser after the Effective Time and relating to the Banking Operations conducted prior to the Effective Time, and Sellers shall promptly forward to Purchaser complete and accurate copies of all invoices and billing statements received by Sellers relating to the Banking Operations conducted after the Effective Time. To the extent the exact amounts of any real property taxes or other items to be prorated are not known on the Closing Date, the parties shall make reasonable estimates of such taxes or other items for purposes of making prorations at Closing and shall thereafter adjust the prorations as promptly as practicable after such exact amounts are finally ascertained. Purchaser shall be solely responsible for payments to vendors with respect to items of personal property that have been ordered but not delivered as of the Effective Time.

            (b) For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i) rental payments under the Real Property Leases and the Tenant Leases; (ii) personal and real property taxes and assessments arising from Real Property or the Leased Premises or otherwise from the Banking Operations (determined by assuming that the taxable year or period ended at the Effective Time); (iii) FDIC deposit insurance assessments; (iv) trustee or custodian fees on IRA accounts and Trust Accounts that are transferred to Purchaser as part of the Transferred Assets; (v) prepaid expenses and items and accrued but unpaid liabilities a portion of which is attributable to periods after the Effective Time (it being understood that Purchaser shall have no liability for any accrued but unpaid liabilities attributable to Excluded Assets or Excluded Liabilities), as of the close of business on the Closing Date; and (vi) safe deposit rental payments previously received by Sellers.

      SECTION 2.9 TITLE INSURANCE AND SURVEY FOR REAL PROPERTY.

            (a) Sellers shall obtain and deliver to Purchaser as soon as practicable after the date of this Agreement an ALTA title insurance commitment or a title report (as the case may be, the "Title Commitments") for each Owned Branch, issued by First American Title Insurance Company by and through its agent, Porter, Wright, Morris & Arthur, LLP, which shall indicate the state of title for each Owned Branch. Sellers shall also deliver to Purchaser within fifteen (15) days after the date of this Agreement, without any representation or warranty of any kind, a copy of any surveys in their possession for the Real Property. Purchaser, at its sole expense, may cause a survey (collectively the "Surveys") of each or any parcel of the Real Property to be performed by a Florida registered and licensed land surveyor of Purchaser's choice, and shall provide Sellers a copy of each such survey within ten (10) days after its completion. Purchaser agrees to notify Sellers in writing (a "Title Defect Notice") no later than thirty (30) days after the date of this Agreement (or, if Purchaser shall not have received a Title Commitment with respect to any Owned Branch at least ten (10) Business Days prior to the expiration of such thirty
(30) day period, then, solely with respect to matters disclosed by such Title Commitment, no later than ten (10) Business Days after Purchaser's receipt of such Title Commitment) of any mortgages, pledges, liens, encumbrances, reservations, encroachments, overlaps or other title defects related to any Real Property which are disclosed by the Title Commitments or Surveys and as to which Purchaser reasonably objects (the "Title Defects"), provided that the Title Defects and the Title Defect Notice shall not include or refer to any Permitted Encumbrances. If Purchaser does not notify Sellers of Title Defects within such time period (adjusted as aforesaid), Purchaser shall be deemed to have waived its rights to provide a Title Defect Notice or to object to the condition of title to the Real Property under this Section 2.9, and any Title Defect Notice sent after such time shall not be valid. Purchaser agrees that the Title Defects shall not include: (i) real property ad valorem taxes for the year of Closing or any assessments, charges or taxes not yet due and payable; (ii) mechanics or materialmens liens incurred in the ordinary course or which relate to sums not yet due and payable; (iii) zoning, building code and other use restrictions imposed by a Governmental Authority, a subdivision plat, or customary covenants, conditions, easements or restrictions for a community or mixed use development, in each case that do not materially interfere with the use of the applicable Owned Branch as a bank branch operated in the manner it is currently operated; or (iv) such encumbrances and other title, survey or other matters (including liens, reservations, encroachments, easements, overlaps, covenants, conditions and restrictions, and title defects or deficiencies) (x) as are customary or typical for similar properties in the State of Florida or (y) as would cost less than $75,000 to cure or eliminate in the case of any Owned Branch (and less than $200,000 aggregating the costs associated with curing any such Title Defects applicable to any other Owned Branch), provided that, in the case of either (x) or (y), such matters do not materially interfere with the use of the applicable Owned Branch as a bank branch operated in the manner it is currently operated (all such matters described in clauses (i), (ii), (iii) or (iv), collectively, the "Permitted Encumbrances"); and any Permitted Encumbrances included in any Title Defect Notice shall be disregarded and shall not constitute Title Defects for any purpose hereunder. If Sellers shall timely receive any Title Defect Notice with respect to any Owned Branch, then Sellers shall, at their option and in their sole discretion, elect to take one of the following actions with respect to each Title Defect referenced in such Title Defect Notice: (i) cure or eliminate such Title Defect prior to the Closing, in which event the Closing shall proceed with respect to the Owned Branch subject to such Title Defect without any reduction in the applicable Property Price; (ii) accept a reduction in the Property Price applicable to the Owned Branch subject to such Title Defect equal to any applicable Defect Reduction Amount to reflect the greater of the diminution in value (if any) resulting from such Title Defect or the cost of curing such Title Defect, if applicable, as determined pursuant to Section 2.15 below; or (iii) lease to Purchaser the Owned Branch subject to such Title Defect in accordance with the provisions of Section 2.9(c); provided, however, that if any such Title Defect materially interferes with the use of the applicable Owned Branch as a bank branch operated in the manner it is currently operated, then Purchaser shall not be obligated to lease the Owned Branch subject to such Title Defect and Sellers shall be required to elect either (i) or (ii). For purposes of this Section 2.9, a Title Defect shall be deemed to have been "cured" or "eliminated" if title insurance coverage or a bond reasonably acceptable to Purchaser shall have been obtained against such Title Defect or if Sellers shall provide (in their sole discretion) an indemnity reasonably acceptable to Purchaser in favor of Purchaser against any Losses resulting from such Title Defect.

            (b) Purchaser shall have the right, at its sole cost and expense, to obtain an updated title search prior to the Closing Date to determine whether any title changes may have arisen between the effective date of the applicable Title Commitment and such update. If such update indicates that any Title Defects have been placed of record in respect of any Owned Branch since the effective date of the applicable Title Commitment, then Purchaser shall have the right to provide Sellers a Title Defect Notice in respect thereof at least ten
(10) Business Days prior to the Closing Date, and thereafter Sellers shall have the right to address such Title Defect Notice in the same manner as is set forth in Section 2.9(a) with respect to Title Defect Notices received by Sellers within thirty (30) days after the date of this Agreement (by electing to cure the Title Defect in question, accept a reduction in the applicable Property Price or lease the Owned Branch in question, all as more particularly set forth in Section 2.9(a)). Failure by Purchaser to provide any Title Defect Notice pursuant to the immediately preceding sentence at least ten (10) Business Days prior to the Closing Date shall constitute waiver of any further right to do so, and any Title Defect Notice received after such time shall not be valid. Sellers shall have the right to delay the Closing for a reasonable period if Sellers determine that such delay is required in order for Sellers to cure or eliminate any Title Defect pursuant to Section 2.9(a) or (b), to determine any potential Defect Reduction Amount pursuant to Section 2.15, or to otherwise carry out the terms of this Section 2.9.

            (c) If pursuant to Section 2.9(a) or (b) or Section 2.10(a), Sellers lease to Purchaser any Owned Branch which is subject to a Title Defect or a Material Adverse Environmental Condition (as the case may be, a "Defect"), then Sellers shall lease such Owned Branch to Purchaser, on a triple net basis, at existing market rents for a term of ten (10) years commencing at the Closing pursuant to a lease substantially in the form attached hereto as Exhibit 2.9(c). The parties agree that, if they cannot agree upon the "existing market rent" to be payable for any such Owned Branch under any such lease, then such "existing market rent" shall be determined by an appraisal to be conducted by an appraiser selected in the manner set forth in Section 2.15 below, with the cost of such appraisal to be shared equally by both parties. The "existing market rent" applicable to any such lease shall be the rent which a willing tenant would pay to lease the Owned Branch in question on the terms set forth above for use as a bank branch.

Sellers shall have the right to require determination of the rent to be payable under any lease to be entered into hereunder prior to Sellers' electing to enter into such lease pursuant to Sections 2.9(a) or 2.10(a). If any Owned Branch is leased to Purchaser pursuant to this provision, the Purchase Price shall be reduced by the amount of the Property Price attributable to such Owned Branch pursuant to Schedule 2.2(e), but if Sellers cure or eliminate the Defect related thereto at any time during the term of such lease, then Purchaser shall promptly thereafter purchase such Owned Branch according to the applicable provisions of this Agreement and pay Sellers the Property Price for such Owned Branch (less any lease payments made by Purchaser to Sellers with respect to such Owned Branch) at the time of transfer of title thereto to Purchaser.

      SECTION 2.10 ENVIRONMENTAL MATTERS.

            (a) Sellers have made available to Purchaser complete and accurate copies of all environmental studies, reports and audits in Sellers' possession related to the Real Property (the "Existing Environmental Reports"). Sellers do not make any representation or warranty regarding any aspect of any study, report or audit delivered to Purchaser, including without limitation, the accuracy or completeness of such study, report or audit, its preparation, or any information upon which it is based. Any reliance on the report or any information contained in the report shall be at Purchaser's risk.

            (b)   Prior to the Effective Time, and subject to compliance with
Section 8.1(b), Purchaser shall have the right, but not the obligation, at its sole cost and expense, to cause such investigations and tests to be made as it reasonably deems necessary to determine whether there has been any soil, surface water, groundwater or building space contamination on or under the Real Property. Sellers shall cooperate reasonably with Purchaser and/or its agents or contractors in their evaluation and testing of the Real Property, including by providing Purchaser and/or its agents or contractors reasonable access to pertinent records and documents in Sellers' possession. Any investigations or tests performed by Purchaser shall be conducted in a manner so as not to damage in any material respect the Real Property and so as not to interfere in any material respect with the business or operations conducted thereat. If any damage is caused to the Real Property, Purchaser shall immediately repair and restore the Real Property to its former condition. Without the prior written consent of Sellers (which consent will not unreasonably be withheld or delayed) and execution of a satisfactory property access agreement, Purchaser shall not conduct subsurface or intrusive testing or any ground water monitoring or install any test well or undertake any other investigation which requires a permit or license from, or the reporting of the investigation or the results thereof to, any environmental regulatory authority. Purchaser shall give Sellers reasonable prior notice of its intention to conduct any investigation or test hereunder, and Sellers reserve the right to be present and to have a representative present while any such investigations are conducted. Purchaser shall furnish Sellers with a copy of each report or investigation setting forth the results of any test performed by Purchaser as soon as reasonably practicable after receipt. Purchaser shall not submit a copy of any such report or disclose the contents thereof to any Governmental Authority unless specifically required by applicable law, and if so required, Purchaser shall provide Sellers five (5) days' prior written notice of any submission and shall simultaneously provide to Sellers a copy of any information submitted to such Governmental Authority. Purchaser agrees that Purchaser and Purchaser's agents, representatives, contractors and designees will not reveal to any third party not approved in writing by Sellers (other than Purchaser's attorneys, accountants and other professional advisors who agree to keep such information confidential) the results of its inspections or tests, unless required by law.

            (c) If Purchaser objects to a Material Adverse Environmental Condition at an Owned Branch by providing written notice thereof (an "Environmental Defect Notice") to Sellers within forty-five (45) days after the date of this Agreement, then Sellers shall, at their option and in their sole discretion (except as provided in clause (iii)), elect to take one of the following actions with respect to each such Material Adverse Environmental
Condition: (i) cure such Material Adverse Environmental Condition in a manner reasonably satisfactory to Purchaser prior to the Closing, in which event the Closing shall proceed with respect to the Owned Branch subject to such Material Adverse Environmental Condition without any reduction in the applicable Property Price; (ii) accept a reduction in the applicable Property Price equal to any applicable Defect Reduction Amount to reflect the diminution in value (if any) resulting from such Material Adverse Environmental Condition, as determined pursuant to Section 2.15; or (iii) if acceptable to Purchaser, in Purchaser's sole discretion (except to the extent such condition was disclosed in the Existing Environmental Reports, in which case Sellers shall have discretion to select among (i) - (iii)), lease to Purchaser the Real Property subject to such Material Adverse Environmental Condition in accordance with the provisions of
Section 2.9(c). It is understood and agreed that if Purchaser has discretion to not lease the Real Property subject to such Material Adverse Environmental Condition, and Purchaser elects not to lease such Real Property, Sellers shall elect either (i) or (ii) of the preceding sentence. If Purchaser shall fail to provide notice of its objection to any Material Adverse Environmental Conditions within forty-five (45) days after the date hereof, then Purchaser shall be deemed to have waived its rights under this Section 2.10 to provide such notice, and any such notice received after such forty-five (45) day period shall be invalid. Sellers shall be deemed to have cured any Material Adverse Environmental Condition if they agree, in their sole discretion, to indemnify Purchaser against or to remediate such Material Adverse Environmental Condition to Purchaser's reasonable satisfaction. The term "Material Adverse Environmental Condition" as used herein means contamination at an Owned Branch by Hazardous Substances in violation of any applicable Environmental Law (other than contamination to the extent disclosed in any Existing Environmental Report), which contamination at such Branch (without aggregation of contamination at other Branches) has, or would be reasonably expected to have, individually or in the aggregate, a material adverse impact on the financial condition, operations or business of the Florida Franchise, taken as a whole. Either party shall have the right to delay the Closing for a reasonable period (but not in excess of 30 calendar days) if such party determines that such delay is required in order for Sellers to cure any Material Adverse Environmental Condition, to determine any potential Defect Reduction Amount or otherwise carry out the terms of this
Section 2.10.

      SECTION 2.11 ASSUMED CONTRACTS.

      Attached as Schedule 2.11 is a list of all service or similar contracts in effect as of the date hereof (which Schedule Sellers shall modify on or prior to the 10th day prior to the Closing Date to reflect any such contracts that have been terminated or modified or have been entered into in the ordinary course of business since the date hereof) that relate to the Real Property, the Leased Premises or the Banking Operations subject to this Agreement (and not to Sellers' operations generally) and that are capable of assignment in connection herewith ("Assumed Contracts"). Purchaser shall assume all such Assumed Contracts at the Closing.


      SECTION 2.12 DERIVATIVE TRANSACTIONS.

            (a) For each Derivative Transaction, HNB and Purchaser will act in good faith to reach agreement, on or before the Effective Time, as to an amount in U.S. dollars to be paid as consideration by HNB to Purchaser, or by Purchaser to HNB, for that transfer. If no such agreement is reached with respect to a Derivative Transaction, then the amount to be paid as consideration for the transfer shall be determined by taking the average of mid-market quotes obtained from three derivatives dealers acceptable to both HNB and Purchaser. The amount of such payment is referred to herein as the "Derivative Purchase Price".

            (b) In the case of any collateral securing both a Transferred Asset acquired by Purchaser under this Agreement and a Secured Derivative Transaction, HNB and Purchaser shall enter into an intercreditor agreement upon mutually acceptable terms with (i) Purchaser acting as the custodian and collateral agent for each of HNB and Purchaser, (ii) each of HNB and Purchaser having a pari passu security interest in such collateral, and (iii) Purchaser as collateral agent having control over the decision to liquidate the collateral.

      SECTION 2.13 ASSUMPTION OF IRA ACCOUNT DEPOSITS.

            (a) With respect to Deposits in IRAs, prior to the Closing Date, Sellers will accomplish either the appointment of Purchaser as successor custodian or the delegation to Purchaser (or to an Affiliate of Purchaser) of Sellers' authority and responsibility as custodian of all such IRA deposits (except self-directed IRA deposits), each to be effective as of the Effective Time, including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities. If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) will perform all of the duties so delegated and comply with the terms of Sellers' agreement with the depositor of the IRA deposits affected thereby.

            (b) If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA, such deposit liabilities shall be excluded from Deposits for purposes of this Agreement and shall constitute "Excluded IRA Account Deposits."

      SECTION 2.14 BOOKS AND RECORDS.

            (a) As of the Effective Time, Sellers shall deliver to Purchaser all files, documents and records in Sellers' possession that pertain to and are utilized by Sellers to administer, monitor, evidence or record information respecting the business or conduct of the Florida Franchise, including all such files, documents and records maintained on electronic or magnetic media in the electronic data base system of Sellers that are reasonably accessible on a branch-by-branch basis. Notwithstanding the foregoing, all files, documents and records (i) that contain information regarding customers and/or accounts not being transferred to Purchaser hereunder where such information is not reasonably separable from the files, documents or records otherwise to be delivered to Purchaser hereunder or (ii) that are contained in digitally imaged files ("Non-Transferred Records") shall remain in the possession of Sellers. Purchaser agrees, at the Sellers' expense, to return to Sellers all files, documents and records contained in any Branch or Other Facility that Purchaser believes do not relate to the business or conduct of the Florida Franchise.

            (b) As of the Effective Time, Purchaser shall become responsible for maintaining the files, documents and records transferred to it pursuant to this Agreement. Purchaser will preserve and hold such files, documents and records in safekeeping as required by applicable law and in accordance with Purchaser's customary practices.

            (c) After the Effective Time, Purchaser will permit Sellers and their representatives, at reasonable times and upon reasonable written notice, to examine, inspect, copy and reproduce any such files, documents or records, and to access Sellers' former employees, to the extent reasonably required in connection with any third party claim, action, litigation or other proceeding involving Sellers or their Affiliates or in connection with any legal obligation owed by Sellers or their Affiliates to any present or former depositor or other customer or any Governmental Authority, including for purposes of preparing regulatory and tax reports and returns. After the Effective Time, Sellers will permit Purchaser and its representatives, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce files, documents or records retained by Sellers regarding the Transferred Assets and Transferred Liabilities (including Non-Transferred Records) to the extent reasonably required in connection with any third party claim, action, litigation or other proceeding involving Purchaser or its Affiliates or in connection with any legal obligation owed by Purchaser or its Affiliates to any present or former depositor or other customer or any Governmental Authority, including for purposes of preparing regulatory and tax reports and returns.

            (d) For a period of ninety (90) days after the Effective Time, the party providing copies of records hereunder shall do so without charge, and thereafter it may charge its customary rate for providing such copies; provided that the provision of information contained in the Non-Transferred Records shall be provided to Purchaser for a period of six (6) months after the Effective Time without charge, and thereafter such information shall be provided at the Sellers' cost.

            (e) It is understood that certain of Sellers' records may be available only in electronic or magnetic form, or in the form of photocopies, film copies or other non-original and non-paper media, or held by third-parties.

            (f) Except for data expressly required to be provided by Sellers hereunder, all CRISP data and information and any copies or extracts thereof or other data or analyses derived therefrom, and all internal reports and data relating to, containing or derived from the operating results of Huntington and its Affiliates or any subsidiary or division or line of business thereof, whether contained in books, records or other paper format, accessed through the computer and data processing systems of Huntington and its Affiliates, or otherwise in the possession of Sellers, shall remain solely the property of Sellers, and nothing contained in this Agreement shall be construed as transferring to or vesting in Purchaser or any of Purchaser's Affiliates any right or interest in or to such data and information or to grant to Purchasers any ongoing rights to the use of the CRISP or data derived therefrom. Purchaser acknowledges that Sellers shall be entitled to take all such steps prior to or following the Closing as shall be necessary in Sellers' sole discretion to effect the foregoing, including taking such actions as are necessary to ensure that all access to such information at the offices of Sellers shall be terminated as of the Closing. Purchaser shall promptly return to Sellers any such information or data described herein, which remains at any facilities transferred hereunder following the Closing.

      SECTION 2.15 DETERMINATION OF DEFECT REDUCTION AMOUNTS.

      If Sellers shall receive a Title Defect Notice or an Environmental Defect Notice in respect of any Owned Branch, either party shall have the right to require the determination of any related Defect Reduction Amount (if any) which Sellers might elect to accept pursuant to Sections 2.9, 2.10 and this Section 2.15, by providing written notice to the other party that such party requires such determination. Upon the recipient's receipt of any such notice, Sellers and Purchaser shall cooperate in good faith in an attempt to reach agreement as to the applicable Defect Reduction Amount, if any. If the parties are unable to reach such agreement within fifteen (15) days after the date of Sellers' notice, then the Defect Reduction Amount shall be determined by an appraisal prepared in accordance with customary practices and procedures (except as provided herein) by an M.A.I. appraiser selected by agreement between Sellers and Purchaser, provided that in the event the parties cannot agree on the selection of an appraiser within five (5) days, then such appraiser shall be selected as follows: Sellers and Purchaser shall each select an appraiser within five (5) days and the two selected appraisers shall then select a third appraiser, who shall be the appraiser who shall determine the Defect Reduction Amount, if any. If either party does not select an appraiser within five (5) days, then the appraiser chosen by the other party shall be solely responsible for determining the Defect Reduction Amount, and if the two initial appraisers shall fail to agree on the third appraiser within five (5) Business Days then the parties shall request that a court of competent jurisdiction in Florida select an impartial appraiser. For all purposes under this Agreement, the "Defect Reduction Amount" attributable to any Defect shall be (and any appraisal thereof shall determine) the amount of the greater of any diminution in the fair market value of the Owned Branch subject to such Defect which results directly from the Defect and the costs of remedying such Defect. The fair market value of any Real Property for purposes of this Section 2.15 shall be the amount of cash which would be expected to be realized by Sellers if Sellers sold such Real Property, as willing sellers, to a willing buyer on the Closing Date, in its existing condition and for its currently contemplated use. If any appraiser selected hereunder shall be unable to determine any Defect Reduction Amount pursuant to the foregoing provisions, then the parties shall cooperate and work reasonably with the appraiser in order to ascertain the Defect Reduction Amount in a reasonable and mutually satisfactory manner. Any appraiser selected hereunder shall be an M.A.I. appraiser of good professional standing who has experience appraising properties similar to the Real Property in question. Any appraisal costs incurred pursuant to this Section 2.15 shall be shared equally by Sellers and Purchaser. Any determination of a Defect Reduction Amount pursuant to this
Section 2.15 shall be final. After any Defect Reduction Amount is determined pursuant to this Section 2.15, Sellers shall, subject to the provisions of Sections 2.9 and 2.10, elect whether to accept such Defect Reduction Amount (in which case it shall be deducted from the applicable Property Price) or to lease the Real Property in question to Purchaser pursuant to Sections 2.10(c) or exercise the other options available to Sellers pursuant to Sections 2.9 or 2.10, as applicable. In determining the Defect Reduction Amount applicable to any Owned Branch, any appraiser selected hereunder shall determine the fair market value of such Owned Branch and if such appraisal shall determine that the fair market value of any Owned Branch exceeds its Property Price under this Agreement, then such Property Price (and the Purchase Price payable hereunder) shall be increased accordingly.

      SECTION 2.16 NO DUTY TO CURE.

      Notwithstanding any provision of this Agreement to the contrary, Sellers shall not have any obligation or duty to cure any Defect either before or after the Closing and whether or not Sellers elect to lease to Purchaser any Owned Branch subject to a Defect (subject to clause (iii) of Section 2.10(c)), and Sellers shall not have any liability for or in connection with any Defect after the Closing except as provided in Article V. Purchaser's only rights in connection with any Defect shall be the rights set forth in Sections 2.9, 2.10 and 2.15 and Article V.

                                  ARTICLE III

                           CLOSING AND EFFECTIVE TIME

      SECTION 3.1 EFFECTIVE TIME.

      The purchase of assets and assumption of liabilities provided for in this Agreement, and the conversion referred to in Sections 4.1 and 4.8 (unless otherwise mutually agreed to by the parties hereto), shall occur at a closing (the "Closing") to be held at the offices of Sellers in Columbus, Ohio, at 10:00 a.m., local time, or at such other time, place, and manner as the parties shall mutually agree, on a date to be mutually agreed upon between the parties, which date shall occur not earlier than three (3) days nor later than ten (10) days following the satisfaction or, where legally permitted, waiver of all conditions set forth in Article IX and Article X (other than those conditions that by their nature are to be satisfied at the Closing); provided that such date shall not be before February 15, 2002; provided further that, if Purchaser has agreed in writing that the conditions to Closing set forth in Sections 9.1 and 9.2 have been satisfied, and agrees irrevocably to waive such conditions to Closing for all purposes hereunder (provided that such waiver shall be revocable solely in the event of any willful breach of the representations and warranties contained in this Agreement by Sellers after such time or any breach of the covenants and agreements of Sellers contained in this Agreement after such time that would, individually or in the aggregate with all other such breaches, result in the failure of such conditions to be satisfied), then Purchaser may elect (the "Waiver Election") to extend the Closing until March 15, 2002 (the date of the Waiver Election being the "Waiver Date"), if such extension is necessary to permit the consummation of the sale of Branches by Purchaser to a third party where such sale is required in connection with any Regulatory Approval. If Purchaser elects to exercise the Waiver Election, each Seller agrees to deliver to Purchaser on the Waiver Date a certificate of a proper officer of such Seller, dated as of the Waiver Date, certifying as to the satisfaction of the conditions set forth in Section 9.1 and Section 9.2 (except to the extent previously waived, if at all, pursuant to Section 4.2(a)). The effective time (the "Effective Time") shall be 11:59 p.m., local time in Columbus, Ohio, on the day on which the Closing occurs (the "Closing Date"). Each of Purchaser and Sellers shall use their reasonable best efforts to effect the Closing as of February 15, 2002, or as promptly as reasonably practicable thereafter, subject to the satisfaction or waiver, where permitted by law, of the conditions to Closing set forth in Articles IX and X, and the second proviso of the preceding sentence.

      SECTION 3.2 CLOSING.

            (a) All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

            (b) At the Closing, subject to all the terms and conditions of this Agreement, including receipt of all consents and approvals hereunder, Sellers shall execute and deliver to Purchaser the following:

                  (1) special warranty deeds executed by the appropriate Seller transferring all of such Seller's right, title and interest in and to each parcel of Real Property to Purchaser, subject to Permitted Encumbrances, in substantially the form attached hereto as Exhibit 3.2(b)(1);

                  (2) a Bill of Sale, in substantially the form attached hereto as Exhibit 3.2(b)(2), transferring to Purchaser all of Sellers' interest in the Personal Property and the Coins and Currency;

                  (3) an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit 3.2(b)(3), with respect to the Transferred Liabilities ("Assignment and Assumption Agreement");

                  (4) an Assignment and Assumption of Leases executed by the appropriate Seller, in substantially the form attached hereto as Exhibit 3.2(b)(4), assigning such Seller's interest in the Real Property Leases and pursuant to which Purchaser shall assume the Real Property Leases ("Assignment and Assumption of Leases");

                  (5) an Assignment and Assumption of Transferred Lease, in substantially the form attached hereto as Exhibit 3.2(b)(5), assigning HNB's interest as lessor in the Transferred Lease and pursuant to which Purchaser shall assume the Transferred Lease ("Assignment and Assumption of Transferred Lease");

                  (6) subject to the provisions of Section 8.8, such consents of landlords as shall have been obtained as required pursuant to the terms of the Real Property Leases to the assignment of the Branch Leases to Purchaser;

                  (7) estoppel certificates executed by the lessors of the Leased Premises, to the extent Sellers can obtain such certificates using their commercially reasonable efforts and without the payment of any fees to such lessors;

                  (8) a certificate of a proper officer of each Seller, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 9.1 and Section 9.2 (provided that in the event that Purchaser has waived such conditions pursuant to Section 3.1 or 4.2(a), such certificate need only address such matters as have not been waived under the terms of such Sections);

                  (9) a Closing Statement using amounts shown on the Pre-Closing Balance Sheet, substantially in the form attached hereto as
      Exhibit 3.2(b)(9) (the "Closing Statement");

                  (10) an affidavit of HNB certifying that HNB is not a "foreign Person" as defined in the federal Foreign Investment in Real Property Tax Act of 1980 and a "No Lien Affidavit," in the forms attached hereto as Exhibit 3.2(b)(10);

                  (11) immediately available funds in the net amount shown as owing to Purchaser by Sellers on the Closing Statement, if any;

                  (12) a limited power of attorney to allow Purchaser, in the name of Sellers, to effect transfers of Transferred Assets after the Closing, which shall be in substantially the form attached hereto as
      Exhibit 3.2(b)(12); and

                  (13) such certificates and other documents as the parties determine to be reasonably necessary in connection with the consummation of the transactions contemplated hereby and which do not alter the parties' respective obligations or liability hereunder.

            (c) At the Closing, subject to all the terms and conditions of this Agreement, Purchaser shall execute and deliver to Sellers:

                  (1)   the Assignment and Assumption Agreement;

                  (2)   the Assignment and Assumption of Leases;

                  (3)   the Assignment and Assumption of Transferred Lease;

                  (4) a certificate and receipt acknowledging the delivery and receipt of possession of the Transferred Assets and records referred to in this Agreement;

                  (5) immediately available funds in the net amount shown as owing to Sellers by Purchaser on the Closing Statement, if any;

                  (6) a certificate of a proper officer of each Seller, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 10.1 and Section 10.2; and

                  (7) such certificates and other documents as the parties determine to be reasonably necessary in connection with the consummation of the transactions contemplated hereby and which do not alter the parties' respective obligations or liability hereunder.

      SECTION 3.3 POST CLOSING ADJUSTMENTS.

            (a) Not later than the close of business on the 60th day after the Effective Time (such actual date of delivery, the "Post-Closing Balance Sheet Delivery Date"), Huntington shall deliver to Purchaser a balance sheet dated as of the Effective Time based on Sellers' books and records and using the internal accounting procedures of Sellers consistently applied reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder (the "Post-Closing Balance Sheet"), together with a copy of Huntington's calculation of the Purchase Price as adjusted hereunder and the amounts payable thereunder. Huntington shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Huntington in preparing the Post-Closing Balance Sheet.

            (b) Except as otherwise expressly provided herein, the determination of the Post-Closing Balance Sheet shall be final and binding on the parties hereto unless within thirty (30) days after receipt by Purchaser of the Post-Closing Balance Sheet, Purchaser shall notify Sellers in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Sellers of notice of such disagreement, such items shall be determined by a "big five" independent accounting firm selected by mutual agreement between Sellers and Purchaser; provided, however, that in the event the fees of such firm as estimated by such firm would exceed fifty percent (50%) of the net amount in dispute, the parties agree that such firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Sellers, on the one hand, and Purchaser, on the other hand. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Day of engagement, to the extent reasonably practicable. The determination of such accounting firm shall be final and binding on the parties hereto. The fees of any such accounting firm shall be divided equally between Sellers, on the one hand, and Purchaser, on the other hand. Notwithstanding the foregoing provisions of this Section 3.3(b), if at any time within three (3) months after the Post-Closing Balance Sheet Delivery Date either party discovers an error in the calculation of the Post-Closing Balance Sheet that resulted in the Purchase Price actually paid, as adjusted pursuant to this Section 3.3 ("Original Price"), being at least $250,000, individually or in the aggregate with all such errors, more or less than the Purchase Price would have been but for such error ("Revised Price"), and notifies the other party thereof, the parties agree to cooperate in good faith to correct the error. If the parties disagree on the existence or magnitude of an error within ten (10) Business Days after notice thereof, such matter shall be resolved by an independent accounting firm in the same manner as described above for resolving disputed items; provided, however, that in the event the fees of such firm as estimated by such firm would exceed fifty percent (50%) of the net amount in dispute, the parties agree that such firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Sellers, on the one hand, and Purchaser, on the other hand. Upon the determination of the Revised Price, the appropriate party shall pay an amount to the other that is the difference between the amount actually paid by such party pursuant to
Section 2.2 and the amount that such party would have paid to the other if the Original Price had been equal to the Revised Price, together with interest thereon computed from the Effective Time up to but not including the Adjustment Payment Date at the applicable Federal Funds Rate.

            (c) Not later than the close of business on the 15th day following the determination of the Post-Closing Balance Sheet (the "Adjustment Payment Date"), Huntington and Purchaser shall meet at the offices of Huntington in Columbus, Ohio, or such other location as may be mutually agreed, to effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet and resulting changes in the Purchase Price, together with interest thereon computed from the Effective Time up to but not including the Adjustment Payment Date at the applicable Federal Funds Rate.

                                   ARTICLE IV

                              TRANSITIONAL MATTERS

      SECTION 4.1 GENERAL.

            (a) Sellers and Purchaser shall cooperate in good faith to assure an orderly transition of ownership of the Transferred Assets and Transferred Liabilities to Purchaser hereunder. Commencing promptly following the date hereof, appropriate personnel of Sellers and Purchaser shall meet to discuss and draft a mutually acceptable transition plan covering operational aspects of the transition consistent with the terms of this Agreement, including handling and settlement of the following, as applicable: checks on deposit accounts and home credit line accounts, loan payments, direct deposits and direct debits through ACH or otherwise, point of sale transactions, ATM transactions, error resolution matters pursuant to Regulations E and Z of the Federal Reserve Board, miscellaneous account adjustments, daily settlement, and other settlement and transition items. Upon finalizing such agreed upon transition plan, such transition plan shall be incorporated herein and deemed a part hereof, and shall be binding upon the parties hereto.

            (b) In furtherance of the foregoing, appropriate personnel of Sellers and Purchaser shall meet to discuss and agree upon mutually acceptable transaction settlement procedures and specifications, files (including without limitation conversion sample files) and schedules for the transfer of data processing responsibilities relating to the Florida Franchise from Sellers to Purchaser, to be effective as of the Closing. Purchaser will have responsibility for all product mapping and the creation of all conversion programs and procedures but Sellers will provide qualified personnel to reasonably consult and confer with Purchaser to facilitate this process. Not later than fifteen
(15) days following the date hereof, Sellers shall deliver to Purchaser the specifications and conversion sample files in Sellers' possession and, as promptly as reasonable practicable following the date hereof, shall deliver to Purchaser such specifications and conversion sample files held by third parties and relating to the Banking Operations. Sellers shall have no obligation to furnish Purchaser with any customer information other than that which is necessary for purposes of the ongoing operation of the Florida Franchise.

            (c) From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request and Sellers shall provide reasonable additional file-related information.

            (d) Not later than thirty (30) days prior to the Closing Date, Sellers shall deliver to Purchaser a complete and accurate list of all applicable customer routing and transit numbers and account numbers.

            (e) Sellers shall cooperate with Purchaser in good faith in connection with the sale to a third party of Branches where such sale is required in connection with any Regulatory Approval. In furtherance of the foregoing, Sellers shall provide to Purchaser and any potential purchasers in connection with such sales (each a "Third Party Purchaser") who have entered into confidentiality agreements reasonably satisfactory to Sellers and Purchaser all financial and other information relating to the assets to be sold and liabilities to be assumed by such Third Party Purchaser as would reasonably be requested in connection with a customary due diligence review by such Third Party Purchaser. In connection with the preceding two sentences, Sellers shall not be required to take any action that is unreasonably disruptive to the business of the Sellers or the Florida Franchise. In addition, Sellers shall cooperate with Purchaser and such Third Party Purchasers, and Purchaser and such Third Party Purchasers shall cooperate with Sellers, in connection with transitional matters in the same manner and to the same extent provided pursuant to this Article IV.

      SECTION 4.2 NOTICES TO CUSTOMERS AND OTHERS.

            (a) Not later than thirty (30) days prior to the Closing Date (or such other time as may be required by law), Sellers and Purchaser shall jointly, at Purchaser's expense, notify customers with Deposits, Trust Accounts and Brokerage and Advisory Assets that, subject to the terms and conditions of this Agreement, Purchaser will be assuming all Deposit Liabilities, Trust Accounts and Brokerage Advisory Assets, as the case may be, and each of Sellers and Purchaser shall join in providing where appropriate, all notices to customers of the Branches and all other Persons as Sellers or Purchaser, as the case may be, is or are required to give under applicable law or the terms of any agreements between Sellers and any customer in connection with the transactions contemplated hereby. Following the signing of this Agreement, Purchaser may communicate with and deliver information to depositors and other customers of the Branches concerning this Agreement and the business of Purchaser. When requested, upon request by Purchaser, Sellers will provide reasonable assistance to Purchaser in mailing or causing to be mailed such communications, at Purchaser's expense. Purchaser and Sellers shall jointly approve in good faith the content of all notices and communications under this Section 4.2 prior to the distribution of any such notices and communications. Notwithstanding anything to the contrary contained herein, no communications referring to the closing, consolidation or divestiture of any Branch (other than the in-store Branches at Albertson's, Inc.) shall be sent to Deposit account holders of the Florida Franchise prior to the later of (i) the thirtieth (30th) day preceding the anticipated Closing Date and (ii) the date on which SunTrust agrees in writing that the conditions to Closing set forth in Sections 9.1 and 9.2 have been satisfied and agrees irrevocably to waive such conditions to Closing for all purposes hereunder (provided that such waiver shall be revocable solely in the event of any willful breach of the representations and warranties contained in this Agreement by Sellers after such time or any breach of the covenants and agreements of Sellers contained in this Agreement after such time that would, individually or in the aggregate with all other such breaches, result in the failure of such conditions to be satisfied). At the time Purchaser makes the foregoing waiver, each Seller agrees to deliver to Purchaser on the date of such waiver a certificate of a proper officer of such Seller, dated as of such date, certifying as to the satisfaction of the conditions set forth in
Section 9.1 and Section 9.2 (except to the extent previously waived, if at all, pursuant to Section 3.1).

            (b) A party proposing to send or publish any notice or communication pursuant to any paragraph of this Article IV shall furnish to the other party a copy of the proposed form of such notice or communication at least five (5) days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall incorporate any changes in such notice as the other party reasonably proposes as necessary to comply with applicable law or which the other party reasonably requests for any proper business purpose. All costs and expenses of any notice or communication sent or published by Purchaser or Sellers shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Sellers, on the one hand, and Purchaser, on the other hand.

            (c) Without limiting the generality of the foregoing, Sellers shall send or permit Purchaser to send, on Purchaser's behalf and at Purchaser's sole cost and expense, such notices to customers as are reasonably requested by Purchaser, subject to the fourth and fifth sentences of Section 4.2(a).

      SECTION 4.3 DIRECT DEPOSITS.

      Sellers will transfer to Purchaser not later than the Closing Date all of those Automated Clearing House ("ACH") and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to Deposits. As soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Sellers will deliver to Purchaser a listing in a format mutually agreed upon by the parties of all such direct deposit records which Sellers, in the exercise of all reasonable efforts, is able to identify. In connection with the obligations under Section 4.1, Purchaser and Sellers shall cooperate in good faith (i) to determine the method and timing for remitting to Purchaser and settling, for a 180-day period following the Closing Date, ACH direct deposits and FedWire direct deposits relating to accounts constituting Deposits, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Deposit Liabilities to Purchaser hereunder and (ii) to determine the method and timing for remitting to Sellers and settling, for a 180-day period following the Closing Date, ACH direct deposits and FedWire direct deposits relating to deposit accounts of Sellers that are not Deposits, but which transactions are nonetheless routed to Purchaser as a result of the transfer to Purchaser of the routing and transit numbers or for other reasons, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring the orderly processing of transactions routed to Purchaser that relate to deposit accounts of Sellers that are not Deposits.

      SECTION 4.4 DIRECT DEBIT.

      As soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), and after the notice provided in Section 4.2(a), Purchaser will send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning transfer of customer direct debit authorizations from Sellers to Purchaser. Sellers shall cooperate in soliciting the transfer of such authorizations. Such notice shall be in a form agreed to by the parties acting in good faith. In connection with the obligations under Section 4.1, Purchaser and Sellers shall cooperate in good faith (i) to determine the method and timing for forwarding to Purchaser and settling, for a 180-day period following the Closing Date, all direct debits relating to accounts constituting Deposits, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Deposit Liabilities to Purchaser hereunder and (ii) to determine the method and timing for forwarding to Sellers and settling, for a 180-day period following the Closing Date, all direct debits relating to deposit accounts of Sellers that are not Deposits, but which transactions are nonetheless routed to Purchaser as a result of the transfer to Purchaser of the routing and transit numbers or for other reasons, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring the orderly processing of transactions routed to Purchaser that relate to deposit accounts of Sellers that are not Deposits.

      SECTION 4.5 INTEREST REPORTING AND WITHHOLDING.

            (a) Unless otherwise agreed to by the parties, Sellers will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including for purposes hereof dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and early withdrawal penalties imposed upon such Deposits. Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Sellers in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Sellers to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable law or the appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date. Promptly after the Closing Date, but in no event later than the date Purchaser is obligated to remit such amounts to the applicable governmental agency, Sellers will pay to Purchaser that portion of any sums theretofore withheld by Sellers from any Deposits which are required to be remitted by Purchaser pursuant to the foregoing and shall directly remit to the applicable governmental agency that portion of any such sums which are required to be remitted by Sellers.

            (b) Unless otherwise agreed by the parties, Sellers shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits. Purchaser and Sellers shall, prior to the Closing Date, consult and Sellers shall take reasonable actions as are necessary to permit Purchaser timely to deliver such IRS notices required to be delivered following the Closing Date.

            (c) Unless otherwise agreed by the parties, Sellers will make all required reports to applicable Tax authorities and to obligors on Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the

Closing Date, concerning all interest and points received by the Sellers. Purchaser will make all required reports to applicable Tax authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

      SECTION 4.6 ATM/DEBIT CARDS.

      Sellers will provide Purchaser with a list of ATM access/debit cards (including any point-of-sale cards) issued by Sellers to depositors of any Deposits, and a data processing record in the Sellers' standard format containing all addresses therefor and all related information required to support an automated conversion, as soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of any statutory waiting periods). At or promptly after the Closing, Sellers will provide Purchaser with a revised data processing record through the Closing, and, within thirty days
(30) following the date hereof, all customer PINs or algorithms or logic used to generate PINs. Purchaser shall reissue ATM access/debit cards to depositors of any Deposits prior to the Closing Date, which cards shall be effective as of the Closing Date.

      SECTION 4.7 LEASING OF PERSONAL AND REAL PROPERTY.

      Sellers shall use commercially reasonable efforts to renew or extend on a-month-to-month basis, any Personal Property Lease or Real Property Lease that is currently in effect but that would otherwise expire on or prior to the Closing; provided, however, that no such renewal or extension shall be for a fixed term exceeding one year without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed). Sellers shall not cancel, terminate or amend (other than as provided in the preceding sentence relating to extensions) any such Personal Property Lease or Real Property Lease without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, Sellers shall use commercially reasonable efforts to amend any Personal Property Leases in order to transfer the related Personal Property to Purchaser pursuant to Article II if such amendment is required to effect such transfer.

      SECTION 4.8 DATA PROCESSING CONVERSION FOR THE BRANCHES AND HANDLING OF CERTAIN ITEMS.

            (a) The conversion of the data processing with respect to the Transferred Assets and Transferred Liabilities will be completed on the Closing Date unless otherwise agreed by the parties. Sellers and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the transactions contemplated hereby. Within fifteen (15) days of the date of this Agreement, Purchaser and/or its representatives shall be permitted access (subject to the provisions of Section 8.1) to review each Branch and Other Facility for the purpose of installing automated equipment for use by the personnel of the Branches and the Other Facilities. Following the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Purchaser shall be permitted, at its expense, to install and test communications lines, both internal and external, from each site and prepare for the installation of automated equipment on the Closing Date.

            (b) During the one hundred eighty (180) day period after the Closing Date, (i) Sellers shall pay all Transaction Account drafts presented to it for payment that are drawn on accounts constituting Deposits and (ii) Purchaser shall pay all Transaction Account drafts presented to it for payment that are drawn on deposit accounts of Sellers that are not Deposits, but which items are nonetheless routed to Purchaser as a result of the transfer to Purchaser of the routing and transit numbers or for other reasons. Each party shall make available to the other on a next-day basis such drafts that it pays. Each party shall promptly reimburse the other on a daily settlement basis for the amount of all such drafts paid by the other party. Neither party shall return any such drafts to the other, but shall handle any returns directly with the payee bank or other parties in the clearing process.

            (c) Purchaser agrees to accept from Sellers, and reimburse Sellers on a daily settlement basis for, all returns of the following items: (i) any item which Sellers credited for deposit to or cashed against a Deposit account or posted as payments to a Loan account before Closing and the item is returned to Sellers after the Closing; and (ii) any item which Sellers credited for deposit to or cashed against a Deposit account or posted as payments to a Loan account within the ninety (90) day period following the Closing and the item is returned to Sellers.

            (d) Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over the counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal orders or draft forms provided by Sellers or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Sellers with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser.

      SECTION 4.9 NOTICES TO OBLIGORS ON LOANS.

            (a) Purchaser shall no later than fifteen (15) days prior to the Closing Date prepare and transmit, at Purchaser's sole cost and expense, each obligor on each Loan, a notice in a form satisfying all legal requirements and reasonably acceptable to Sellers to the effect that the Loan will be transferred to Purchaser and directing that payments be made after the Closing Date to Purchaser at any address of Purchaser specified by Purchaser, with Purchaser's name as payee on any checks or other instruments used to make as payments, and, with respect to all such Loans on which payment notices or coupon books have been issued, to issue new notices or coupon books reflecting the name and address of Purchaser as the Person to whom and the place at which payments are to be made. To the extent that Purchaser's notice pursuant to the prior sentence shall be legally insufficient, Sellers agree, at Purchaser's sole expense, to provide all Loan obligors with all required notices of the assignment and transfer of the Loans.

            (b) Sellers will render a final statement to each depositor of a Deposit account assumed under this Agreement for which statements are provided as to transactions occurring through the Effective Time and will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts through the Effective Time. Sellers will be entitled to impose normal fees and service charges on a per-item basis, but Sellers will not impose periodic fees or blanket charges in connection with such final statements. Purchaser will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts after the Effective Time.

            (c) To the extent that any of the Loans transferred from Sellers to Purchaser involve a transfer of servicing as defined and governed by the Real Estate Settlement Procedure Act (12 U.S.C. Section 2601 et seq.), Sellers and Purchaser will jointly coordinate any appropriate required customer notices.

                                   ARTICLE V

                                 INDEMNIFICATION

      SECTION 5.1 HUNTINGTON'S INDEMNIFICATION OF PURCHASER.

      Subject to any limitations in this Section 5.1 and Section 5.4, Sellers shall jointly and severally indemnify, hold harmless, and defend the Purchaser from and against any Losses that Purchaser incurs as a result of (a) any breach by Sellers of any of their covenants or agreements contained herein occurring prior to the Effective Time, (b) any breach by Sellers of any of their representations and warranties contained herein (other than the representations and warranties set forth in Section 6.10, as to which Purchaser's only remedies shall be as set forth in this Section 5.1), and (c) any Excluded Liabilities. In the event of any breach of the representations and warranties contained in
Section 6.10, Purchaser's sole remedy shall be to require the Sellers to (i) purchase the Loan which breaches such representation and warranty at the principal amount thereof, plus accrued and unpaid interest, late charges and any other charges thereon, in each case as of the time of the applicable purchase, and net of loan loss reserves of eighty-three (83) basis points of such Loan as of the time of the applicable purchase (a "Purchase Right") or (ii) indemnify Sellers in accordance with the other provisions of this Article V, with Sellers having the right to choose between such measures. Purchaser shall not be entitled to indemnity for any alleged or actual breach of the representations and warranties contained in Section 6.6 to the extent that such breach has been taken into account pursuant to the provisions set forth in Section 2.9 or 2.10 or is reflected in the determination of the applicable Property Price.

      SECTION 5.2 PURCHASER'S INDEMNIFICATION OF SELLERS.

      Purchaser shall indemnify, hold harmless, and defend Sellers from and against any Losses that Sellers incur as a result of (i) any breach by Purchaser of any of its covenants or agreements contained herein occurring prior to the Effective Time, (ii) any breach by Purchaser of any of its representations and warranties contained herein, and (iii) any Loss that either of the Sellers may incur in connection with Banking Operations as conducted by Purchaser occurring from and after the Effective Time or otherwise relating to the Transferred Assets or the Transferred Liabilities (other than Excluded Liabilities).

      SECTION 5.3 CLAIMS FOR INDEMNITY.

            (a) A claim for indemnity shall be made by the claiming party at any time prior to the applicable Claim Limitation Anniversary by the giving of written notice thereof to the other party. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any bona fide claim is made within such period, the indemnity relating to such claim shall survive until such claim is resolved. No claim for indemnity may be made at any time at or after the 18-month anniversary of the Effective Time (excluding claims for indemnity with respect to (i) the representations and warranties contained in
Section 6.3, which may be made for a period of five (5) years after the Effective Time, (ii) the representations and warranties contained in Section 6.14, which may be made at any time up to the date ending thirty (30) days after the applicable statutes of limitations with respect thereto and (iii) Excluded Liabilities, which may be made at any time after the Effective Time) and no indemnity shall be available therefor in accordance with the provisions of this
Article V. The applicable claim limitation period, as provided in the preceding sentence, is hereby referred to as the "Claim Limitation Anniversary."

            (b) In the event that any Person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any Loss to a party hereto of the kind for which such party is entitled to indemnification pursuant to
Section 5.1 or Section 5.2 hereof, such indemnified party shall notify the indemnifying party of such demand, claim or lawsuit within thirty (30) Business Days of such demand, claim, filing or threat; provided, however, that any failure by the indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder, except to the extent that the indemnified party is actually prejudiced by such failure to give such notice. Following receipt of notice of a demand, claim or lawsuit, and unless counsel to the indemnified party shall have determined in good faith that the assumption of such defense by the indemnifying party would be inappropriate due to a conflict or potential conflict of interest or the availability of defenses not available to the indemnifying party, the indemnifying party shall have the option, at its cost and expense, to assume the defense of such matter and to retain counsel (not reasonably objected to by the indemnified party) to defend any such demand, claim or lawsuit, and the indemnifying party shall not be liable to the indemnified party for any fees of other counsel or any other expenses (except as expressly provided to the contrary herein) with respect to the defense of such claim or litigation, other than reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. The indemnified party shall have the option of joining the defense of such demand, claim or lawsuit (which shall be at the cost and expense of the indemnified party unless (i) counsel to the indemnified party determines in good faith that joint representation would be inappropriate due to a conflict or potential conflict of interest or the availability of defenses not available to the indemnifying party or (ii) the indemnifying party fails to assume the defense of such demand, claim or lawsuit within a reasonable period of time following written notice thereof) with counsel not reasonably object to by the indemnifying party and counsel for each party shall, to the extent consistent with its professional responsibilities, cooperate with the other party and any counsel designated by that party. In effecting the settlement of any such demand, claim or lawsuit, the indemnifying party, or the indemnified party, as the case may be, shall act in good faith, shall consult with the other party and shall enter into only such settlement as the other party shall consent, such consent not to be unreasonably withheld or delayed. An indemnifying party shall not be liable for any settlement not made in accordance with the preceding sentence.

      SECTION 5.4 LIMITATIONS ON INDEMNIFICATION.

            (a) Huntington shall not be required to indemnify Purchaser, and Purchaser shall not be required to indemnify Huntington, unless the aggregate amount of all Losses incurred by Purchaser or Sellers pursuant to Section 5.1 or
5.2 (as the case may be), exceeds $1,500,000. Once such aggregate amount of Losses incurred by Purchaser, on the one hand, or Sellers, on the other hand, exceeds $1,500,000, Purchaser or Sellers, as the case may be, shall thereupon be entitled to indemnification only for amounts in excess of such $1,500,000; provided, however that the limitations contained in this sentence and the immediately preceding sentence shall not apply to any claim of common law fraud or claims for indemnification for Excluded Liabilities. In addition, no party hereto shall assert any claim for indemnification hereunder, including claims relating to Excluded Liabilities, to which such party is otherwise entitled unless and until the aggregate of all such Losses (including any related claims for Losses or any claims for Losses arising out of the same operative set of facts) submitted for indemnification at such time exceeds $10,000, at which time all such Losses may be asserted. No party hereto shall have any obligation hereunder for any consequential liability, damage or loss or any lost profits.

            (b) Neither Sellers, on the one hand, nor Purchaser, on the other hand, shall be obligated to indemnify the other for Losses that exceed $75,000,000 in the aggregate with all Losses asserted by such party; provided, however that the limitations contained in this sentence shall not apply to any claim of common law fraud or claims for indemnification for Excluded Liabilities.

            (c) Following the Closing, the sole and exclusive remedy of the parties hereto with respect to any and all claims relating to the matters addressed in Sections 5.1 and 5.2 (other than claims of common law fraud) shall be pursuant to the indemnification provisions set forth in this Article IV; provided however that the parties may seek to enforce specifically this Agreement and the terms and conditions hereof.

            (d) Nothing in this Article V shall affect the rights and remedies of Purchaser or Sellers with respect to any breach by the other of any of their covenants or agreements to be performed at or after the Effective Time.

      SECTION 5.5 TREATMENT OF INDEMNIFICATION PAYMENTS.

      Sellers and Purchaser agree to treat any indemnification payment under this Article V as an adjustment of the consideration paid for the Transferred Assets for income tax purposes.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Except as otherwise disclosed to Purchaser in writing prior to the date hereof in a Schedule hereto, each of the Sellers jointly and severally represents and warrants to Purchaser as follows:

      SECTION 6.1 CORPORATE ORGANIZATION; CORPORATE AUTHORITY.

      Huntington is a financial holding company duly organized, validly existing, and in good standing under the laws of the State of Maryland. HNB is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Sellers have the corporate power and authority to carry on their respective businesses as currently conducted, to execute and deliver this Agreement and related documents and to effect the transactions contemplated herein. No further corporate authorization is necessary for Sellers to consummate the transactions contemplated hereunder.

      SECTION 6.2 NO VIOLATION.

      Assuming receipt of the required approvals referenced under Section 6.15, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (i) Sellers' charters or bylaws; (ii) any material provision of any material agreement or any other material restriction of any kind to which Sellers are parties or by which Sellers, the Transferred Assets or the Transferred Liabilities are bound; (iii) any material statute, law, decree, regulation, or order of any Governmental Authority; (iv) any of the leases constituting Transferred Assets (subject to obtaining all required landlord consents) or (v) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligations or loans to which Sellers are parties.

      SECTION 6.3 ENFORCEABLE AGREEMENT.

      This Agreement has been duly executed and delivered by Huntington and HNB and, upon execution and delivery by Purchaser, will be the legal, valid, and binding agreement of Huntington and HNB, enforceable against each of Huntington and HNB in accordance with its terms, except as the availability of equitable remedies may be limited by equitable principles of general applicability.

      SECTION 6.4 NO BROKERS.

      All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Huntington and Purchaser, and there has been no participation or intervention by any other Person, firm or corporation employed or engaged by or on behalf of Sellers in such a manner as to give rise to any valid claim against Sellers or Purchaser for a brokerage commission, finder's fee or like commission, except that Sellers have engaged Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated and will be solely responsible for their fees and expenses.

      SECTION 6.5 PERSONAL PROPERTY.

      Sellers own, and will convey to Purchaser at the Closing, all of Sellers' right, title, and interest to all of the Personal Property, which constitutes good and marketable title, free and clear of any mortgages, liens, security interests pledges or encumbrances of any kind or nature ("Liens"), other than any such Liens that are reflected in the Net Book Value of the Personal Property for purposes of Section 2.2 or that do not materially detract from the value of or interfere with the use of the Personal Property. Except for the Excluded Assets, the Personal

Property and other Transferred Assets constitute (or, in the case of the books and records, provide access to) all of the assets required to conduct the Banking Operations in all material respects as presently conducted, other than such assets relating to human resources, finance, data processing and recording, marketing and similar support services provided to the Florida Franchise by Sellers from offices outside of Florida.

      SECTION 6.6 REAL PROPERTY AND THE LEASED PREMISES.

            (a) Except as set forth in Schedule 6.6, Sellers have good, marketable and insurable fee simple title to the Real Property, subject to any applicable Permitted Encumbrances and any Title Defect addressed pursuant to the provisions of Section 2.9, and valid leasehold interests in all of the Leased Premises, subject to any applicable Permitted Encumbrances, a complete and accurate description of which properties (together with a complete and accurate list of all tenants under Tenant Leases) is set forth on Schedules 2.1(a)(1) and 2.1(a)(2)(w) - (z).

            (b) Except as specifically set forth in Schedule 2.1(a)(1), there are no pending, or, to the Knowledge of Sellers, threatened or contemplated condemnation or similar proceeding affecting the Real Property or any portion thereof. Sellers will present to Purchaser, within five (5) days after receipt by Sellers, any notices that it receives relating to such a project or any condemnation that relates to the Property. To the Knowledge of Sellers, there exists no fact or condition that would result in the termination of the existing access to the Real Property.

            (c) Except as specifically set forth in Schedule 2.1(a)(1), Sellers have not entered into any agreement for the sale, transfer, assignment or other disposition of the Real Property or the Leased Premises.

            (d) Except as specifically set forth on Schedule 2.1(a)(1), and other than the Assumed Contracts, Sellers have not contracted for any services and or made any commitments or obligations therefor that will become binding upon Purchaser with respect to the Real Property.

      SECTION 6.7 CONDITION OF PROPERTY.

      Except as expressly set forth herein, Purchaser hereby acknowledges and agrees that: (i) Purchaser is expressly purchasing the Real Property and accepting the Leased Premises (and taking assignments of and assuming the Real Property Leases) in their respective existing condition "AS IS, WHERE IS, AND WITH ALL FAULTS" with respect to any and all facts, circumstances, conditions and defects (other than with respect to repair obligations of Sellers arising after the date hereof and on or prior to the Effective Time); (ii) Sellers have no obligation to repair or correct any such facts, circumstances, conditions or defects or to compensate Purchaser for same; (iii) Sellers have specifically bargained for the assumption by Purchaser of all responsibility to inspect and investigate the Real Property and the Leased Premises and of all risk of adverse conditions; and (iv) Purchaser will have prior to the Closing undertaken all such physical inspections and examinations of the Real Property and the Leased Premises as Purchaser deems necessary or appropriate as to the condition of the Real Property and the Leased Premises. Except as expressly set forth herein, Purchaser acknowledges that Sellers have made no representations or warranties and shall have no liability to Purchaser (and Purchaser hereby waives any right to recourse against Sellers) with respect to the conditions of the soil, improvements or fixtures included in the Real Property or Leased Premises, the existence or nonexistence of hazardous substances, any past use of the Real Property or the Leased Premises, the economic feasibility of the Real Property and the Leased Premises, the Real Property's and Leased Premises' compliance or noncompliance with all laws, rules or regulations affecting the Real Property and the Leased Premises, or any other aspect of the Real Property or the Leased Premises.

      SECTION 6.8 LABOR MATTERS; EMPLOYEES.

            (a) No Employee is a party to any collective bargaining agreement, contract or other agreement or understanding with a labor organization of any type, nor are the Sellers the subject of any material proceeding asserting it has committed an unfair labor practice in violation of the National Labor Relations Act or any other similar or comparable state law seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is any such proceeding threatened, nor is there any strike or similar labor dispute by the Employees pending or threatened. Sellers are unaware of any efforts during the past three years involving any Employee seeking to certify a collective bargaining unit or engaging in any other union organizational activity.

            (b) Schedule 6.8 contains a complete and accurate list in all material respects (and Sellers will deliver a revised Schedule 6.8 no fewer than fifteen (15) Business Days prior to the Closing complete and accurate in all respects (other than with respect to any mutually agreed upon additions)) of all Employees, their positions, their business locations, their annual/weekly/hourly rates of compensation, average scheduled hours per week and their status as full or part-time and active or on leave. Schedule 6.8 lists and Sellers have made available to Purchaser each employee benefit plan, program or other arrangement providing benefits to any Employee or any beneficiary or dependent thereof that is sponsored or maintained by Sellers or any of its Affiliates or to which Sellers or any of its Affiliates contributes or is obligated to contribute, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy (collectively, the "Benefit Plans"). No Employee is a party to any individual contract, written or oral, express or implied, for the employment of the Employee or the provision of severance or change of control benefits.

            (c) Sellers' 401(k) Plan is in compliance in all material respects with applicable law, and Sellers have received a favorable determination letter from the IRS with respect to such plan and know of no reason why such letter would be revoked.

            (d) No liability has been incurred by or is expected to be incurred by Sellers or any of their Affiliates that could subject Purchaser to liability under Title IV of ERISA, Section 301 of ERISA, Sections 412 or 4971 of the Code or COBRA.

            (e) Sellers do not contribute to, and have not contributed to any "multiemployer plan" (as defined in Section 3(37) of ERISA) with respect to the Employees.

            (f) Sellers are in compliance in all material respects with all legal requirements relating to the employment of the Employees, including in all material respects with respect to affirmative action, employment discrimination, equal pay, wages and hours and there are no material complaints, charges or claims against Sellers pending or, to the Knowledge of Sellers, threatened in respect thereof.


      SECTION 6.9 CERTAIN CONTRACTS.

      Each of the material Personal Property Leases, Software Licenses, Safe Deposit Contracts and Assumed Contracts is valid and subsisting, in full force and effect, and Sellers (and, to the Knowledge of Sellers, all other parties thereto) have performed in all material respects all obligations required to be performed by Sellers (or such other party, as applicable) thereunder; and no condition exists which constitutes or, with notice, or lapse of time, or both, would constitute a default thereunder on the part of Sellers, or, to the Knowledge of Sellers, on the part of any of the other parties to any thereof.

      SECTION 6.10 LOANS.

            (a) Each of the Sellers has full power and authority to hold each Loan, and has good and marketable title to the Loans, free and clear of any Liens. Each of the Sellers is authorized to sell and assign the Loans to Purchaser and, upon assignment, Purchaser will have the rights of Sellers with respect to the Loans in accordance with the terms and conditions thereof (it being agreed and understood that such rights do not include any rights of Sellers with respect to motor vehicle dealers in connection with Loans originated through Huntington's Dealer Sales line of business).

            (b) Each Loan (such term to include, for purposes of this paragraph, the principal documents relating in any way to such Loans, including notes, mortgages, security instruments, and guarantees) was originated and has been administered in conformity in all material respects with applicable laws and regulations; and its principal balance as shown on Sellers' books and records is true and correct as of the last day shown thereon. Sellers have complied in all material respects with all of their obligations under the Loans and each Loan represents the valid and binding obligation of the obligor(s) thereunder, enforceable by the holder thereof in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, (ii) the availability of equitable remedies may be limited by equitable principles of general applicability and (iii) such modifications to the terms thereof as may be required pursuant to the Soldiers and Sailors Relief Act of 1940, as amended.

            (c) Each Loan that is secured by collateral is secured by a perfected mortgage or security interest in the collateral in favor of Sellers as mortgagee or secured party. No collateral has been released from the lien granted to Sellers, unless approved by Sellers and documented in their files.

            (d) Except as may be otherwise specifically set forth in this Agreement, all Loans (such term to include, for purposes of this paragraph, the principal documents relating in any way to such Loans, including notes, mortgages, security instruments, and guarantees) transferred to Purchaser hereunder are transferred "AS IS, WHERE IS," no warranties or representations whatsoever, except as may be expressly represented or warranted in this Agreement.

      SECTION 6.11 DEPOSIT LIABILITIES.

      The Deposit Liabilities are insured by the FDIC to the fullest extent permitted by federal law and no action is pending or has been threatened by the FDIC against Sellers with respect to the termination of such insurance, and all premiums and assessments required to be paid in connection therewith have been paid when due by Sellers. The Deposit Liabilities were opened, extended or made, and have been maintained, in all material respects in accordance with all applicable federal, state and local laws, regulations, rules and orders. The Deposit Liabilities (i) are in all respects genuine and enforceable obligations of Sellers and (ii) except as set forth in Schedule 6.11 were acquired in the ordinary course of Sellers' business.

      SECTION 6.12 BOOKS, RECORDS, DOCUMENTATION, ETC.

      The books and records being transferred to Purchaser hereunder are complete, correct and accurate in all material respects, have been maintained in a consistent and a customary manner, and are in material compliance with all applicable federal and state laws and regulations and customary banking practices. The deposit- and lending-related forms, notices, statements, and related documentation, as well as Sellers' policies, procedures, and practices with respect thereto, used in connection with the Banking Operations comply in all material respects with applicable federal and state laws and regulations and customary banking practices.

      SECTION 6.13 LITIGATION AND REGULATORY PROCEEDINGS.

      There are no material actions, causes of action, complaints, claims, suits or proceedings, pending or, to Sellers' Knowledge, threatened, against Sellers and affecting the Transferred Assets or Transferred Liabilities, whether at law or in equity or before or by a Governmental Authority. No Governmental Authority has notified Sellers that it would oppose or not approve or consent to the transactions contemplated by this Agreement and Sellers know of no reason for any such opposition, disapproval or nonconsent. Neither of Sellers or any of their Affiliates is a party to any written order, decree, agreement or memorandum or understanding with, or commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of depository institutions, nor have Sellers been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum or understanding, commitment letter or submission, in each case which, individually or in the aggregate, would materially and adversely affect the ability of Purchaser to own the Transferred Assets or conduct the Banking Operations after the Closing Date.

      SECTION 6.14 TAX MATTERS.

      Except as set forth in Schedule 6.14, Sellers have paid or will have paid prior to the Closing all federal, state and local taxes required to be paid with respect to the Florida Franchise, the non-payment of which would result in a Lien upon any of the Transferred Assets or would result in Purchaser becoming liable or responsible therefor. Sellers have filed all real property and personal property tax returns relating to the Transferred Assets and has paid all taxes shown as due thereon.

      SECTION 6.15 CONSENTS AND APPROVALS.

      Except for required regulatory approvals and third party consents set forth on Schedule 6.15, no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required in connection with Sellers' consummation of the transactions contemplated by this Agreement, other than any required lessor consents to the assignment of the Real Property Leases and as may be required as a result of any facts or circumstances relating solely to Purchaser.

      SECTION 6.16 BROKERAGE ACCOUNT AGREEMENTS; ADVISORY AGREEMENTS.

            (a) HIC is in compliance with the terms of each Brokerage Account Agreement and Advisory Agreement, except for such instances of noncompliance which do not have, and are not reasonably likely to have, either individually or in the aggregate, a Sellers Material Adverse Effect, and each Brokerage Account Agreement and Advisory Agreement is in full force and effect with respect to the applicable customer and enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. No condition exists which constitutes, or with notice or the lapse of time would constitute, a material default by Sellers or, to the Knowledge of Sellers, by any other party to any of the Brokerage Account Agreements or Advisory Agreements.

            (b) All advisory services provided by HIC pursuant to an Advisory Agreement have been provided in all material respects in accordance with applicable laws.

      SECTION 6.17 REGISTRATIONS.

      Each of the Employees who are or who are required to be registered as a broker dealer, a registered representative or a sales Person or otherwise with the SEC, the securities commission of any state or foreign jurisdiction or any applicable non-governmental self-regulatory agency, commission or authority are duly registered as such and such registrations are in full force and effect, except for such instances of noncompliance which do not have, and are not reasonably likely to have, either individually or in the aggregate, a Sellers Material Adverse Effect.

      SECTION 6.18 ENVIRONMENTAL LAWS.

      Sellers have made available to Purchaser copies of all environmental studies, reports and audits in Sellers' possession related to the Real Property. Notwithstanding the foregoing and anything to the contrary set forth in this Agreement, Sellers shall have no obligation or liability hereunder relating to the environmental condition of the Real Property or the Leased Premises except as set forth in Section 2.10 of this Agreement and in Article V.

      SECTION 6.19 COMMUNITY REINVESTMENT COMPLIANCE.

      HNB is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of "satisfactory" in its most recent exam under the CRA, and Sellers have no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in HNB failing to be in compliance in all material respects with such provisions or having its current rating lowered.

      SECTION 6.20 DERIVATIVE TRANSACTIONS.

            (a) Attached as Schedule 6.20 is a list of all Derivative Transactions existing as of the date hereof. HNB has delivered to Purchaser complete and accurate copies of the Derivative Documents relating to existing Derivative Transactions in Sellers' possession and HNB shall provide to Purchaser copies of the Derivative Documents relating to Derivative Transactions entered into by HNB between the date of this Agreement and the Closing Date within five (5) days of the execution of the Derivative Documents by the parties thereto.

            (b) HNB has full power and authority to hold its rights in each Derivative Transaction, and has good and marketable title to such rights free and clear of all Liens. Upon transfer of such rights to Purchaser, HNB will be authorized to assign such rights to Purchaser and, upon assignment, Purchaser will have the rights of HNB with respect to the Derivative Transactions in accordance with the terms and conditions thereof.

            (c) With respect to the Derivative Transactions being transferred to Purchaser pursuant to this Agreement, each such Derivative Transaction was originated and has been administered in conformity in all material respects with applicable laws and regulations; and its remaining payment terms as shown on HNB's books and records are true and correct as of the last day shown thereon. HNB has complied in all material respects with all of its obligations under the Derivative Transactions and the Derivative Documents relating thereto and each Derivative Transaction is a valid and legally binding obligation of HNB, enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. Each Derivative Transaction, to the extent secured, is secured by a valid and enforceable Lien in the collateral therefor, which Lien is assignable and is being assigned pursuant to this Agreement.

            (d) Other than the representations and warranties in Section 6.20(b) and (c), all Derivative Transactions and Derivative Documents relating thereto transferred to Purchaser shall be transferred on an "AS IS," "WHERE IS" basis and without recourse to HNB and without any representations or warranties as to the collectibility of any such Derivative Transactions or the creditworthiness of any counterparty or any other obligor thereto.

      SECTION 6.21 TRUST AGREEMENTS.

      Sellers (and, to the Knowledge of Sellers, all other parties thereto) are in compliance with the terms of each Trust Agreement, except for such instances of noncompliance which do not have, and are not reasonably likely to have, either individually or in the aggregate, a Sellers

Material Adverse Effect, and each Trust Agreement is in full force and effect with respect to the applicable customer and enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. No condition exists which constitutes, or with notice or the lapse of time would constitute, a material default by Sellers or, to the Knowledge of Sellers, by any other party to any of the Trust Agreements.

      SECTION 6.22 DEPOSIT AND LOAN DATA.

      The amount, rate and accrued interest on Deposits and Loans as of July 31, 2001, and the past-due status of Loans as of July 31, 2001, provided by Sellers to Purchaser in connection with the transactions contemplated by this Agreement was complete and accurate in all material respects as of the date so provided based on Sellers' books and records and the internal accounting procedures of Sellers consistently applied.

      SECTION 6.23 CERTAIN INFORMATION.

      The information set forth on Schedule 6.23 relating to "direct non-interest income" and "direct non-interest expenses" as of July 31, 2001 was complete and accurate in all material respects as of such date based on Sellers' books and records and internal accounting policies of Sellers.

      SECTION 6.24 COMPLIANCE WITH LAWS.

      The Banking Operations have been conducted in compliance in all material respects with all federal, state and local laws, regulations and ordinances applicable thereto.

      SECTION 6.25 LIMITATION OF REPRESENTATIONS AND WARRANTIES.

      Except as may be expressly represented or warranted in this Agreement, neither Huntington nor any other Sellers makes any representation or warranty whatsoever with regard to any asset being transferred to Purchaser or any liability or obligation being assumed by Purchaser or as to any other matter or thing.

      SECTION 6.26 ABSENCE OF CERTAIN CHANGES.

      Since July 31, 2001, and except as set forth in Schedule 6.26, (i) there has not been any action taken of the type described in Section 8.3(ix) which, had such action occurred after the date hereof, would be in violation of such
Section 8.3(ix), (ii) Loans have been made in a manner consistent with past practice as relates to the normal and customary credit standards and policies of Sellers and (iii) the overall status of the Loans that were outstanding as of July 31, 2001 as relates to credit quality does not differ in any material respect from such status as of such date.

                                  ARTICLE VII

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Except as otherwise specifically herein provided, Purchaser hereby represents and warrants to Sellers as follows:

      SECTION 7.1 CORPORATE ORGANIZATION; CORPORATE AUTHORITY.

      Purchaser is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Purchaser has the corporate power and authority to carry on the business being acquired, to assume the liabilities being transferred, to execute and deliver this Agreement and related documents and to effect the transactions contemplated herein. No further corporate authorization is necessary for Sellers to consummate the transactions contemplated hereunder.

      SECTION 7.2 NO VIOLATION.

      Assuming receipt of the required approvals referenced under Section 7.6, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate or conflict with (i) the charter or bylaws of Purchaser, (ii) any material provision of any material agreement or any other material restriction of any kind to which Purchaser is a party or by which Purchaser is bound, (iii) any material statute, law, decree, regulation or order of any Governmental Authority, or (iv) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Purchaser is a party.

      SECTION 7.3 ENFORCEABLE AGREEMENT.

      This Agreement has been duly executed and delivered by Purchaser and, upon execution and delivery by Sellers, will be the legal, valid, and binding agreement of Purchaser, enforceable in accordance with its terms, except as the availability of equitable remedies may be limited by equitable principles of general applicability.

      SECTION 7.4 NO BROKERS.

      All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser and Huntington and there has been no participation or intervention by any other Person, firm, or corporation employed or engaged by or on behalf of Purchaser in such a manner as to give rise to any valid claim against Sellers or Purchaser for a brokerage commission, finder's fee, or like commission.

      SECTION 7.5 LITIGATION AND REGULATORY PROCEEDINGS.

      There are no actions, causes of action, complaints, claims, suits or proceedings, pending or, to Purchaser's Knowledge, threatened, against Purchaser, whether at law or in equity or before or by a Governmental Authority, that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect. No Governmental Authority has notified Purchaser that it would oppose or not approve or consent to the transactions contemplated by this Agreement, and Purchaser knows of no reason for any such opposition, disapproval or nonconsent. Neither Purchaser or any of its Affiliates is a party to any written order, decree, agreement or memorandum or understanding with, or commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of depository institutions, nor has Purchaser been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum or understanding, commitment letter or submission, in each case which, individually or in the aggregate, would materially and adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

      SECTION 7.6 CONSENTS AND APPROVALS.

      Except for required regulatory approvals set forth on Schedule 7.6, no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required of Purchaser in connection with Purchaser's consummation of the transactions contemplated by this Agreement, other than what may be required as a result of any facts or circumstances relating solely to Sellers. Purchaser has no reason to believe that it will not be able to obtain all required regulatory approvals in a prompt and timely manner.

      SECTION 7.7 REGISTRATIONS.

      Purchaser (or one or more of its Affiliates) is duly registered as a broker dealer with the SEC, the securities commission of any state or foreign jurisdiction or any applicable non-governmental self-regulatory agency, commission or authority and such registration is in full force and effect, except for such instances of noncompliance which do not have, and are not reasonably likely to have, a Purchaser Material Adverse Effect.

      SECTION 7.8 REGULATORY CAPITAL AND CONDITION.

      Purchaser is in compliance with all capital standards as of the date hereof, and has no reason to believe that it will be unable to obtain the required regulatory approvals for the transactions contemplated by this Agreement solely as a result of its current level of regulatory capital. As of the date of this Agreement, there is no pending or threatened legal or governmental proceedings against Purchaser or any Affiliate that would affect Purchaser's ability to obtain the required regulatory approvals or satisfy any of the other conditions required to be satisfied in order to consummate any of the transactions contemplated by this Agreement.

      SECTION 7.9 FINANCING.

      Purchaser will have not later than the close of business on the day prior to the Effective Time sufficient funds available to consummate the transactions contemplated hereby, including to make any payment pursuant to Section 2.2.

      SECTION 7.10 COMMUNITY REINVESTMENT ACT COMPLIANCE.

      Purchaser is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of "satisfactory" in its most recent exam under the CRA, and Purchaser has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in Purchaser failing to be in compliance in all material respects with such provisions or having its current rating lowered.

                                  ARTICLE VIII

            OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

      SECTION 8.1 FULL ACCESS.

            (a) Until the Closing Date, Sellers shall afford to the officers and authorized representatives of Purchaser, upon prior notice and subject to Huntington's normal security requirements, reasonable access to the properties, books, and records pertaining to the Banking Operations, specifically including but not limited to all books and records relating to the Deposit Liabilities, the Loans, the Real Property, the Leased Premises and the Personal Property, and copies of the Software Licenses in order that Purchaser may have full opportunity to conduct a pre-closing audit of the Loans and make reasonable investigations and to engage in operational planning, at reasonable times, without interfering with the normal conduct of the Banking Operations or the affairs of Sellers. Sellers will cooperate with Purchaser to the extent reasonably requested and legally permissible to provide Purchaser with information about Employees and a reasonable opportunity to meet with Employees. Nothing in this Section 8.1 shall require Sellers to provide access to or disclose information where such access or disclosure would violate the rights of customers, result in the loss of any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

            (b) Between the date hereof and the Closing Date, the parties shall meet on a monthly basis to discuss matters relating to the Banking Operations (including credit quality and related issues), customer communications, employee matters and other issues relating to the Florida Franchise and the transactions contemplated hereby to the extent permitted by applicable law. In addition, Sellers shall provide to Purchaser monthly reports regarding the Loans and Deposits, as well as monthly asset quality reports as reasonably requested by Purchaser, including but not limited to watch loans, past due reports, non-performing assets, charge-offs, risk rating distribution, portfolio growth, industry and product concentrations and composition, and changes to off-balance sheet exposures.

            (c) Purchaser hereby agrees (which agreement shall survive Closing or termination of this Agreement for a period of 18 months, and shall be subject to the limitations of Section 5.4) to indemnify, defend and hold Sellers and Sellers' successors and assigns free and harmless from and against any loss, injury, damage, claim, lien, cost and expense, including reasonable attorney fees and costs, arising from any entry, use or occupancy of the Real Property by Purchaser pursuant to Sections 2.9 and 2.10.

            (d) Any information discovered, disclosed or revealed pursuant to Sections 2.9, 2.10, 2.15 or 6.20, Article IV or this Section 8.1, or otherwise disclosed in connection with entering into or performing the covenants and agreements contemplated under this Agreement, shall be subject to the provisions of the Confidentiality Agreement.

      SECTION 8.2 APPLICATION FOR APPROVAL.

            (a) Within thirty (30) days following the execution of this Agreement, Purchaser shall have prepared and have filed applications and notices relating to the Regulatory Approvals. Purchaser agrees to process such applications as promptly as reasonably practicable and to provide Huntington promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence, and other documents with respect thereto, and to use its reasonable best efforts to obtain all Regulatory Approvals. Purchaser shall promptly notify Huntington upon receipt by Purchaser of notification that any application provided for hereunder has been accepted or denied. Sellers shall provide such cooperation and information reasonably requested by Purchaser in connection with Purchaser's compliance with the requirements of the applicable regulatory authorities.

            (b) The parties shall use their reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry relating to the Regulatory Approvals, (ii) subject to applicable law, permit the other party to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Authority, (iii) promptly inform each other of and supply to such other party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other Governmental Authority, in each case regarding any of the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting or conference with the Federal Reserve Board or any other Governmental Authority, and to the extent permitted by the Federal Reserve Board or such other applicable Governmental Authority, give the other party the opportunity to attend and participate in such meetings and conferences.

            (c) In furtherance and not in limitation of the parties obligations hereunder, if any objections are asserted with respect to the transactions contemplated hereby under any antitrust or competition law, Purchaser agrees to use its reasonable best efforts to resolve any antitrust concerns, federal, state, foreign or private, obtain all Regulatory Approvals and obtain termination of any applicable waiting periods and the termination of any outstanding federal or state judicial or administrative orders prohibiting the Closing so as to permit the prompt completion of the transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business and the business of the Florida Franchise in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its business and the business of the Florida Franchise in a specified manner, or permitting the sale, holding separate or other disposition of, any of the Transferred Assets or Transferred Liabilities or any assets or liabilities of Purchaser, or any combination of the foregoing, or such other required action (any such actions, "Regulatory Actions").

      SECTION 8.3 CONDUCT OF BUSINESS.

      Except as provided in this Agreement or as may otherwise be agreed upon by Purchaser, (a) Sellers will continue to conduct the Banking Operations (including Deposit and Loan pricing) until the Closing in the ordinary course of business consistent with past practices, and (b) Sellers shall not:

                  (i) increase or agree to increase the salary, remuneration, severance or compensation of, or pay any bonus to, any Employee (other than (1) normal individual increases in salary, remuneration or compensation to Employees in the ordinary course of business consistent with past practice (it being understood and agreed that references in this Agreement to "past practice" shall refer to the practices of Sellers prior to June 30, 2001), (2) increases or payments pursuant to agreements outstanding on the date hereof, including pursuant to any existing severance, retention or bonus program, and (3) any other changes to the extent required by applicable law), or materially increase or intentionally materially decrease the number of Employees;

                  (ii) sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the Transferred Assets existing as of the date hereof, except in the ordinary course of business consistent with past practice and in an immaterial aggregate amount (both in terms of monetary value and in terms of utility); provided, however, that in no event shall either of Sellers knowingly take any action that would create any Lien on any of the Transferred Assets;

                  (iii) make or agree to make any material improvements to any Real Property or Leased Premises, except with respect to commitments for such made prior to the date hereof and previously disclosed to Purchaser in writing and for normal maintenance or refurbishing made in the ordinary course of business;

                  (iv) file any application or give any notice to relocate or close any Branch or ATM or relocate or close or, absent an emergency situation requiring such action, suspend operations at any Branch or ATM (in which event such suspension shall be permitted only for the duration of such emergency);

                  (v) subject to Section 4.7, except in the ordinary course of business consistent with past practice, amend, terminate or extend in any material respect any Real Property Lease, Personal Property Lease, Software License, Safe Deposit Contract or Assumed Contract without the prior written consent of Purchaser (other than any amendment to any Personal Property Lease, Software License or Assumed Contract required in order to transfer the related assets to Purchaser pursuant to Article II);

                  (vi) take, or permit any Affiliate to take, any action impairing in any material respect Purchaser's rights in any Deposit Liabilities or Transferred

      Assets or waive any material right, whether in equity or at law, that it has with respect to any Loan (other than collection and work-out procedures undertaken in all material respects in accordance with Sellers normal and customary practices relating thereto);

                  (vii) knowingly take, or permit any Affiliate to knowingly take, any action or knowingly fail to take, or permit any Affiliate to knowingly fail to take, any action that is intended to or is reasonably likely to cause any of the representations or warranties set forth in
      Article VI to be or become untrue;

                  (viii) increase its pricing on Deposits such that its rates exceed the highest of the rates paid by AmSouth Bank of Florida, Bank of America, National Association, First Union National Bank, and SunTrust Bank, or their respective affiliates, in the cities of Orlando, Florida and Tampa, Florida, as the case may be;

                  (ix) fail to follow Sellers' normal and customary practices and procedures regarding loan pricing, underwriting and recognition of charge-offs in a manner consistent with past practice; or

                  (x) agree with, or commit to, any Person to do any of the things described in the foregoing (i) through (viii) except as permitted hereunder.

      SECTION 8.4 SOLICITATION OF CUSTOMERS BY PURCHASER PRIOR TO CLOSING.

      At any time prior to the Closing Date, Purchaser will not, and will not permit any of its Affiliates, if any, to conduct any mass marketing which is specifically targeted to induce customers whose Deposit Liabilities are to be assumed or whose Loans are to be acquired by Purchaser pursuant to this Agreement to discontinue or limit their account relationships with Huntington or to conduct any media or customer solicitation activities outside of the ordinary course of business of Purchaser, consistent with past practice, which are specifically targeted to induce any such customers to discontinue or limit any such relationships, it being understood and agreed that the foregoing is not intended to prohibit general advertising or solicitations directed to the public generally or other similar activities conducted in the ordinary course of business of Purchaser, consistent with past practice.

      SECTION 8.5 NO SOLICITATION BY SELLERS.

      For a period of three (3) years following the Effective Time, Sellers will not (a) establish a branch deposit and loan business in Florida, other than the Private Financial Group Offices (which will not be expanded geographically beyond their current markets) or (b) directly or indirectly, solicit deposit or loan business from customers whose Deposit Liabilities and/or Loans are assumed or acquired by Purchaser pursuant to this Agreement, except (i) as may occur in connection with mass media advertising (but not including solicitations) directed to the public generally within a geographic region that includes states other than the State of Florida alone; (ii) to Persons who have a banking, lending or other business relationship outside of the Florida Franchise with either of the Sellers or any of their Affiliates and (iii) to Persons who have a banking, lending or other business relationship through Huntington's Private Financial Group Offices that is not included as part of the Transferred Assets; provided that the foregoing will not prohibit Sellers or any of their Affiliates from (i) engaging in Florida in the lines of business excluded from the Transferred Assets, namely, the Dealer Sales line of business, the Mortgage Loan Origination line of business, the Merchant Card Services line of business, the business of JRD, and the Credit Card Program, (ii) extending credit to or accepting deposits from any Person in connection with the banking business outside of the Florida Franchise of Sellers or any of their Affiliates and (iii) if the Park ATMs constitute Excluded Assets, operating the Park ATMs until the expiration of the applicable agreement with HNB relating thereto pursuant to the current terms thereof. It shall not be a violation of this Section 8.5 to take deposits or make loans where such deposits and/or loans have not been solicited in violation of this Section 8.5. In addition, it is understood and agreed that the restrictions contained in this
Section 8.5 shall not be binding upon or apply to any Person who merges, consolidates, or otherwise becomes affiliated with Sellers, or any of such Persons' Affiliates or successors, as a result of a business combination transaction where such business combination transaction was not undertaken for the primary purpose of re-entering the retail and corporate branch banking business in the State of Florida.

      SECTION 8.6 EFFORTS TO CONSUMMATE; FURTHER ASSURANCES.

      The parties hereto agree to use all reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to Closing. After the Effective Time, Sellers will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall at any time be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Transferred Assets.

      SECTION 8.7 FEES AND EXPENSES.

      Unless expressly stated to the contrary in this Agreement, each party will assume and pay for the expenses it incurs with respect to the purchase and sale of the Transferred Assets and the assumption of the Transferred Liabilities under this Agreement; provided, however, that (i) Purchaser shall pay all fees and expenses associated with the regulatory application process, (ii) each party shall be responsible for any fee payable to any agent, broker or finder acting on its behalf in this transaction, (iii) except as provided in Section 2.2(d) with respect to excise, sales, use and transfer taxes that are payable or that arise as a result of the consummation of the transactions contemplated hereby, Purchaser shall be responsible for the costs, charges and expenses relating to all title examinations, title search fees, surveys, title insurance (including but not limited to premiums and the costs of any endorsements), documentary stamp taxes, intangible taxes, environmental investigation costs, its own attorneys' and accountants' fees and expenses, software license and transfer fees, recording fees, transfer fees, sales and use and other transfer taxes, regulatory applications and other expenses arising in connection therewith as well as all costs and expenses associated with the transfer or perfection of any security interests or liens securing Loans and related motor vehicles transferred hereunder, (iv) Purchaser shall be responsible for the costs of removing Sellers' signage from the Branches and (v) Sellers shall be responsible for their own attorneys' and accountants' fees and expenses related to this transaction.

      SECTION 8.8 THIRD PARTY CONSENTS.

            (a) Sellers shall use their commercially reasonable efforts to obtain from lessors or sublessors under Real Property Leases any consents to the assignment of such leases required under the terms thereof in connection with the consummation of the transactions contemplated hereby. If any such required consent shall not have been obtained prior to the Closing then, notwithstanding any other provision hereof, the applicable Real Property Lease shall not be assigned to Purchaser at Closing (and the Purchase Price shall not include the Net Book Value thereof) but all other Transferred Assets and Transferred Liabilities associated with the relevant Leased Premises shall nevertheless be transferred to Purchaser at the Closing and the parties shall negotiate in good faith and Sellers and Purchaser shall use reasonable best efforts to make alternative arrangements reasonably satisfactory to Purchaser and Sellers that provide Purchaser, to the maximum extent reasonably possible, the benefits and burdens of the underlying Leased Premises in a manner that does not violate the applicable Real Property Lease (for the same cost as would have applied if the relevant consent had been obtained). In no event shall the Closing be delayed for or conditioned on receipt of any landlord's or sublessor's consent. If any alternative arrangement is implemented between Sellers and Purchaser at or prior to the Closing, the parties shall continue after the Closing to exercise commercially reasonable efforts to obtain the related consents which could not be obtained prior to the Closing, and if such consent is obtained, Sellers shall assign to Purchaser the applicable Real Property Lease pursuant to the terms of this Agreement applicable to leases assigned at the Closing and the parties shall restructure the applicable alternative arrangement and Purchaser shall pay Sellers any consideration for the lease assignment which Sellers would have received had the lease been assigned at the Closing.

            (b) Sellers shall use their commercially reasonable efforts to obtain from the parties to any material contract, agreement, license (including any Software License) or Personal Property Lease to be transferred hereunder, including any Brokerage Account Agreement, Advisory Agreement and Trust Agreement, any consents to the assignment of any such material contracts, agreements, licenses and leases required under the terms of such contract, agreement, license or lease in connection with the consummation of the transactions contemplated hereby. Upon request of Purchaser, HNB agrees to join with Purchaser to initiate proceedings under the Florida Fiduciary Substitution Statute (Florida Code Section 660.46) (the "Statute") to substitute Purchaser for HNB as fiduciary of the Trust Accounts, and HNB will use its reasonable best efforts to give proper notice to "Interested Parties" of "Fiduciary Accounts" (as such terms are defined in or used by the Statute) or obtain from Interested Parties proper waivers or consents to the substitution proceedings in accordance with the Statute. Any transfer hereunder of any such contracts, agreements, licenses, leases and Trust Agreements shall be made subject to such consents, approvals or substitutions being obtained.

      SECTION 8.9 INSURANCE.

      Sellers will maintain in effect until the Closing Date all casualty and public liability policies relating to the Real Property and Leased Premises and the activities conducted thereon and maintained by Sellers on the date hereof or procure comparable replacement policies and maintain such replacement policies in effect until the Effective Time. As of the Effective Time,

Huntington's insurance coverage shall cease, and from and after the Effective Time Purchaser shall be responsible for all insurance protection for the Real Property and Leased Premises and the activities conducted thereon.

      SECTION 8.10 PUBLIC ANNOUNCEMENTS.

      Other than the mutually agreed upon press releases and other materials to be issued upon the announcement of this Agreement, Sellers and Purchaser agree that from and after the date hereof neither shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), unless and only to the extent that (i) the furnishing or use of such information is required in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereunder or (ii) the furnishing or use of such information is required by applicable law, legal proceedings or the rules or regulations of the SEC, the Nasdaq National Market or the New York Stock Exchange. Further, Sellers and Purchaser acknowledge the sensitivity of this transaction to the Employees and agree that, until the Effective Time, no announcements or communications with the Employees (other than communications by Sellers that do not relate to the transactions contemplated hereby) shall be made without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

      SECTION 8.11 TAX REPORTING.

      Sellers shall comply with all tax reporting obligations in connection with the Transferred Assets and the Transferred Liabilities on or before the Effective Time, and Purchaser shall comply with all tax reporting obligations with respect to the Transferred Assets and the Transferred Liabilities after the Effective Time.

      SECTION 8.12 ADVISE OF CHANGES.

      Each of Sellers and Purchaser shall each promptly advise the other party of any change or event (i) having a Sellers Material Adverse Effect or Purchaser Material Adverse Effect, respectively, (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or (iii) which it believes would or would be reasonably likely to cause any of the conditions set forth in Article IX or X not being satisfied; provided that a breach of this
Section 8.12 shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Sections 9.1, 9.2, 10.1 or 10.2, or give rise to a right of termination under Article XI, if the underlying breach or breaches with respect to which the other party failed to give notice would not result in the failure of the closing conditions set forth in Section
9.1 or Section 9.2, in the case of a termination by Purchaser, or in Section
10.1 or Section 10.2, in the case of a termination by Sellers, to be satisfied.

      SECTION 8.13 ALBERTSON'S, INC. CONTRACT.

      Sellers acknowledge that (i) Purchaser has not determined to assume Sellers' agreement with Albertson's, Inc. providing for the operation of in-store bank branches (the "Albertson's

Contract"), (ii) Purchaser shall be permitted to have conversations with Albertson's, Inc. for a period of thirty (30) days following the signing of this Agreement to explore the potential for Purchaser to enter into a similar contractual arrangement with Albertson's, Inc., and (iii) Purchaser shall have the ability to determine in its sole discretion whether to enter into any such arrangement. Sellers agree that they shall remain liable for all duties, liabilities and obligations under the Albertson's Contract except to the extent provided in Section 2.2(a)(6) and except to the extent that Purchaser determines in its sole discretion to assume such contract. If requested by Purchaser, Sellers shall use their commercially reasonable efforts to close the in-store Branches at Albertson's, Inc. simultaneously with the Closing. Notwithstanding anything to the contrary contained herein, if Purchaser determines not to assume the Albertson's Contract or otherwise succeed to the in-store Branches at Albertson's, Inc., the Transferred Assets and the Transferred Liabilities shall include all Transferred Assets and Transferred Liabilities other than those assets and liabilities related thereto and referred to in Sections 2.1(a)(1),
(2), (3) and (4) and 2.2(b)(2), (3), (4), (10) and (12) (and such assets and liabilities shall constitute Excluded Assets and Excluded Liabilities, respectively), regardless of whether such Branches have been closed prior to, or are closed simultaneously with, the Closing, and Sellers and Purchaser shall cooperate in making all necessary transfers out of such Branches.

      SECTION 8.14 DEPOSITS.

      Sellers shall deliver to Purchaser on the date of the calculation of the Average Deposit Balance and on the Closing Date, a list in electronic format reasonably acceptable to Purchaser (it being understood and agreed that the electronic format previously provided by Sellers to Purchaser shall be deemed to be reasonably acceptable to Purchaser) of all Deposits, as of such dates, used to calculate the Average Deposit Balance and the name, address and social security numbers of the applicable Deposit holder.

      SECTION 8.15 NON SOLICITATION OF TRANSACTIONS.

      Neither the Sellers nor any of their Affiliates will, directly or indirectly, through any officer, director or agent of any of them or otherwise, encourage, solicit, participate in or initiate discussions or agreements with respect to the sale of the Florida Franchise. Sellers will notify Purchaser orally (within one Business Day) and in writing (as promptly as practicable) of any inquiry or proposal received with respect to any such transaction. As of the date hereof, Sellers shall, and shall cause their and their Affiliates' officers, directors and agents of to, cease any pending discussions or negotiations regarding any such transaction.

SECTION 8.16               SUPPLEMENTS TO SCHEDULES.

         On the fifteenth (15th) day prior to the Closing Date anticipated by the parties, Sellers shall, for informational purposes only, supplement or amend the Schedules that they have delivered pursuant to this Agreement with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules that has been rendered inaccurate thereby. No supplement or amendment to any Schedule will have any effect with respect to claims for indemnification pursuant to Article V or for the purpose of determining the satisfaction of the conditions set forth in Article IX. For purposes of determining whether there is any breach of any representation, warranty, covenant or agreement by Sellers hereunder, the Schedules delivered by Sellers shall be deemed to include only the information contained therein on the date hereof and shall be deemed to be Purchaser's only Knowledge with respect to the matters required to be disclosed therein.

      SECTION 8.17 LOAN BROKER CONTRACTS.

      Not later than forty-five (45) days prior to the Closing Date anticipated by the parties, Sellers shall terminate the Loan Broker Contracts to the extent relating to the Florida Franchise. Purchaser shall reimburse Sellers for any payments made by Sellers under Loan Broker Contracts and relating to Pipe-Line Loans within fifteen (15) Business Days of written notice by Sellers to Purchaser of any such payments.

      SECTION 8.18 PHYSICAL DAMAGE TO OWNED BRANCHES.

      In the event of any physical damage or destruction, other than ordinary wear and tear, to any Owned Branch, at the election of Sellers, either (i) Sellers shall prior to the Closing Date repair such damage or destruction to return such property to its condition prior to such damage or destruction, (ii) the Property Price of such Owned Branch shall be adjusted in the same manner described in Section 2.15 with respect to Defect Reduction Amounts or (iii) Sellers shall pay to SunTrust an amount equal to the sum of (x) the insurance proceeds received by Sellers with respect to such damage or destruction, (y) any applicable deductible amount and (z) such additional amount (up to, but not in excess of, an amount, when aggregated with the amounts paid under the preceding clauses (x) and (y), equal to the Property Price of the applicable Branch) as may be required to repair such damage or destruction to return such property to its condition prior to such damage or destruction, or, if the damage or destruction is not reasonably capable of repair, to reflect the difference between the amounts paid under the preceding clauses (x) and (y) and the Property Price of the applicable Owned Branch.

                                   ARTICLE IX

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

      The obligation of Purchaser to complete the transactions contemplated in this Agreement is conditioned upon fulfillment or, where legally permitted, waiver, on or before the Closing Date, of each of the following conditions:

      SECTION 9.1 REPRESENTATIONS AND WARRANTIES TRUE.

      Except to the extent waived pursuant to Section 3.1 or 4.2(a), the representations and warranties made by Sellers in this Agreement shall be true and correct as of the Effective Time as though such representations and warranties were made at and as of such time (except that representations and warranties that speak as of a specified date shall be true and correct as of such date); provided, however, that for purposes of determining the satisfaction of the condition contained in this Section 9.1, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (excluding the effect of any qualification set forth therein relating to "materiality" or "Sellers Material Adverse Effect") have, individually or in the aggregate, a Sellers Material Adverse Effect; provided further that for purposes of determining the satisfaction of the condition contained in this Section 9.1, the representations and warranties contained in Section 6.6 shall be disregarded to the extent that any alleged or actual breach of the representations and warranties contained in such Section has been taken into account pursuant to the provisions set forth in Section 2.9 or 2.10 or has been reflected in the determination of the applicable Property Price.

      SECTION 9.2 OBLIGATIONS PERFORMED.

      Except to the extent waived pursuant to Section 3.1 or 4.2(a), Sellers shall have performed and complied in all material respects, with all obligations, covenants and agreements, taken as a whole, required by this Agreement to be performed or complied with by them prior to or at the Effective Time.

      SECTION 9.3 DELIVERY OF DOCUMENTS.

      Sellers shall have delivered to Purchaser those items required by Section 3.2(b) hereof.

      SECTION 9.4 REGULATORY APPROVAL.

      The parties shall have obtained the Regulatory Approvals. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, judgment, decree, legal restraint or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and prohibits consummation of the transactions contemplated by this Agreement; provided, however, that no Order requiring Purchaser to take any Regulatory Action shall be considered a prohibition hereunder.

      SECTION 9.5 NO LEGAL PROHIBITION.

      No court or other governmental authority of competent jurisdiction shall have issued any Order which is in effect and which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement; provided, however, that no Order requiring Purchaser to take any Regulatory Action shall be considered a prohibition hereunder or to make consummation illegal hereunder.

      SECTION 9.6 NO LITIGATION.

      There shall not be pending before any court or Governmental Authority of competent jurisdiction any action or proceeding by any third party that seeks to prohibit the consummation of the transactions contemplated by this Agreement and that has a substantial probability of so prohibiting the transactions contemplated by this Agreement; provided, however, that Purchaser shall not be entitled to assert the condition to Closing contained in this Section 9.6 if it has breached in any material respect its obligations under Section 8.2.

      SECTION 9.7 NO SELLERS MATERIAL ADVERSE EFFECT.

      There shall not have occurred and be continuing since the date of this Agreement any change, condition, event or development (except to the extent contemplated by the Schedules provided to Purchaser prior to the date hereof) that, individually or in the aggregate, would constitute a Sellers Material Adverse Effect (provided that the condition set forth in this Section 9.7 shall not apply to the extent arising from any breach of this Agreement waived pursuant to Section 3.1 or 4.2(a)).

                                   ARTICLE X

                       CONDITIONS TO SELLERS' OBLIGATIONS

      The obligation of Sellers to complete the transactions contemplated in this Agreement is conditioned upon fulfillment or, where legally permitted, waiver, on or before the Closing Date, of each of the following conditions:

      SECTION 10.1 REPRESENTATIONS AND WARRANTIES TRUE.

      The representations and warranties made by Purchaser in this Agreement shall be true and correct as of the Effective Time as though such representations and warranties were made at and as of such time (except that representations and warranties that speak as of a specified date shall be true and correct as of such date); provided, however, that for purposes of determining the satisfaction of the condition contained in this Section 10.1, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (excluding the effect of any qualification set forth therein relating to "materiality" or "Purchaser Material Adverse Effect") have, individually or in the aggregate, a Purchaser Material Adverse Effect.

      SECTION 10.2 OBLIGATIONS PERFORMED.

      Purchaser shall have performed and complied in all material respects, with all obligations and agreements, taken as a whole, required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

      SECTION 10.3 DELIVERY OF DOCUMENTS.

      Purchaser shall have delivered to Sellers those items required by Section 3.2(c) hereof.

      SECTION 10.4 REGULATORY APPROVAL.

      The parties shall have obtained all Regulatory Approvals. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and prohibits consummation of the transactions contemplated by this Agreement; provided, however, that no Order requiring Purchaser to take any Regulatory Action shall be considered a prohibition hereunder.

      SECTION 10.5 NO LEGAL PROHIBITION.

      No court or other governmental authority of competent jurisdiction shall have issued any Order which is in effect and which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement; provided, however, that no Order requiring Purchaser to take any Regulatory Action shall be considered a prohibition hereunder or to make consummation illegal hereunder.


                                   ARTICLE XI

                                   TERMINATION

      SECTION 11.1 METHODS OF TERMINATION.

      This Agreement may be terminated in any of the following ways:

                  (1) by either Purchaser or Sellers, in writing five (5) days in advance of such termination, if the Closing has not occurred by June 30, 2002 (provided that no party shall be permitted to terminate this Agreement hereunder if the failure of the Closing to occur prior to such date arises out of or results from the actions or omissions of the terminating party);

                  (2) at any time on or prior to the Effective Time by the mutual consent in writing of Huntington and Purchaser;

                  (3) as a result of any breach of any representation, warranty or covenant of the other party contained herein if (i) the terminating party has given notice of such breach and such breach is not, or is not capable of being, cured within thirty (30) days after such notice and (ii) such breach, individually or in the aggregate with all other such breaches, would cause the closing condition set forth in
      Section 9.1 or Section 9.2, in the case of a termination by Purchaser, or in Section 10.1 or Section 10.2, in the case of a termination by Sellers, not to be satisfied; or

                  (4) (i) any Regulatory Approval shall have been denied by final, nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested permanent withdrawal of any application therefor or (ii) any injunction, decree or other order issued by any Governmental Authority or other legal restraint or prohibition preventing consummation of the transactions contemplated by this Agreement shall have been entered by any Governmental Authority of competent jurisdiction or any applicable law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated by this Agreement and such injunction, decree or other order shall be final and nonappealable; provided that no such action or request, and no such injunction, decree or other order, legal restraint or prohibition shall permit Purchaser to terminate the Agreement pursuant to this clause if such order, prohibition or restraint could be removed by complying with the provisions of Section 8.2.

      SECTION 11.2 PROCEDURE UPON TERMINATION.

      In the event of termination pursuant to Section 11.1 hereof, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

                  (1) each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same;

                  (2) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any Governmental Authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third Persons; and

                  (3)   each party will pay its own expenses.

            (b)   In the event of termination of this Agreement pursuant to this
Article XI, this Agreement (other than as set forth in Sections 8.1 and 12.5) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, no such termination shall absolve the breaching party from any liability to the other party arising out of its knowing or willful breach of this Agreement.

      SECTION 11.3 PAYMENT OF EXPENSES.

      Should the transactions contemplated herein not be consummated because of a party's breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization, and documentation, its reasonable outside legal, accounting, consulting, and other out-of-pocket expenses.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

      SECTION 12.1 ASSIGNMENT TO SUBSIDIARIES.

      At its discretion, Huntington may cause the obligations of Sellers under this Agreement to be fulfilled by its respective banking and corporate subsidiaries; provided that no such actions shall relieve Sellers of any of their obligations hereunder. Upon identification by Huntington of the subsidiaries to be considered a Seller, Huntington shall cause those subsidiaries to enter into such agreements as may be necessary to bind those subsidiaries as additional parties to this Agreement.

      SECTION 12.2 AMENDMENT AND MODIFICATION; WAIVER.

      This agreement may not be amended or modified in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest.

      Subject to applicable law, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (i) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (ii) compliance with any of the undertakings, obligations, covenants or other acts contained herein. The waiver of any breach of any provision under this Agreement by a party shall not be deemed to be a wavier of any preceding or subsequent breach under this Agreement.

      SECTION 12.3 SURVIVAL.

      Except as otherwise provided herein, the parties' respective representations and warranties contained in this Agreement shall survive (i) in all cases other than with respect to the representations and warranties contained in Sections 6.3 and 6.14, until the 18-month anniversary of the Effective Time, (ii) in the case of the representations and warranties contained in Section 6.3, the five-year anniversary of the Effective Time and (iii), in the case of the representations and warranties contained in Section 6.14, the thirtieth (30th) day after the expiration of the applicable statute of limitations with respect thereto; provided that any representation or warranty shall be deemed to survive its relevant anniversary solely for the purpose of resolving any claim with respect thereto submitted by an indemnified party in accordance with Article V prior to such relevant anniversary with respect to Losses incurred by the applicable indemnified party prior to such anniversary and asserted under such claim and relating to the relevant surviving representations and warranties). The covenants and agreements contained in this Agreement which by their terms contemplates performance after the Effective Time shall survive the Effective Time in accordance with such terms.

      SECTION 12.4 ASSIGNMENT.

      This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other, except as set forth in Section
12.1 and except that Purchaser may assign its rights to another wholly owned subsidiary of Purchaser (whether direct or indirect) without such prior written approval (provided that no such assignment shall relieve Purchaser of any of its obligations hereunder).

      SECTION 12.5 CONFIDENTIALITY.

      Purchaser and Sellers agree that the Confidentiality Agreement shall survive the execution hereof, any termination hereof or any the consummation of the transactions contemplated herein.

      SECTION 12.6 ADDRESSES FOR NOTICES, ETC.

      All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) deposited in the United States Mail by registered or certified mail, return receipt requested,
(iii) sent by telecopier (with electronic confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (iv) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

            If to Sellers, to:      Milton D. Baughman
                                    Senior Vice President
                                    Huntington Bancshares Incorporated
                                    41 South High Street
                                    Columbus, Ohio  43287
                                    Facsimile Number:  (614) 480-5284

            with a copy to:         Richard A. Cheap, Esq.
                                    General Counsel and Secretary
                                    Huntington Bancshares Incorporated
                                    41 South High Street
                                    Columbus, Ohio  43287
                                    Facsimile Number:  (614) 480-5485

            If to Purchaser, to:    John W. Spiegel
                                    Vice Chairman and Chief Financial Officer
                                    SunTrust Banks, Inc.
                                    303 Peachtree Street, NE, 30th Floor
                                    Atlanta, Georgia  30308
                                    Facsimile Number:  (404) 827-6173

            with a copy to:         Raymond D. Fortin
                                    General Counsel
                                    SunTrust Banks, Inc.
                                    303 Peachtree Street, NE, 29th Floor
                                    Atlanta, Georgia  30308
                                    Facsimile Number:  (404) 724-3550


      SECTION 12.7 COUNTERPARTS.

      This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      SECTION 12.8 HEADINGS.

      The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part thereof.

      SECTION 12.9 GOVERNING LAW.

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts made and to be performed entirely within such state.

      SECTION 12.10 ENTIRE AGREEMENT.

      Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties hereto respecting the transactions contemplated hereby and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

      SECTION 12.11 NO THIRD PARTY BENEFICIARIES.

      Nothing in this Agreement is intended to or shall confer upon or give to any Person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

      SECTION 12.12 CALCULATION OF DATES AND DEADLINES.

      Unless otherwise specified, any period of time to be determined under this Agreement shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Agreement shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Florida.

      SECTION 12.13 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

      Each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of any state court of the State of Florida and any federal court sitting in Orlando, Florida, and irrevocably agrees that all actions or proceedings arising out of or relating to this agreement or the transactions contemplated hereby or in aid or arbitration or for enforcement of an arbitral award shall be litigated exclusively in such courts. Each of the parties hereto agrees not to commence any legal proceedings related hereto except in such courts. Each of the parties hereto irrevocably waives any objection which he or it may now or hereafter have to the laying of the venue of any such proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      SECTION 12.14 SEVERABILITY.

      Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      SECTION 12.15 SPECIFIC PERFORMANCE.

      Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

                                HUNTINGTON BANCSHARES INCORPORATED


                                By:     /s/ Thomas E. Hoaglin
                                       --------------------------------------
                                Name:  Thomas E. Hoaglin
                                Title: Chairman, President and Chief Executive
                                       Officer


                                THE HUNTINGTON NATIONAL BANK


                                By:      /s/ Thomas E. Hoaglin
                                       --------------------------------------
                                Name:  Thomas E. Hoaglin
                                Title: Chairman, President and Chief Executive
                                       Officer


                                SUNTRUST BANK


                                By:      /s/ John W. Spiegel
                                       --------------------------------------
                                Name:  John W. Spiegel
                                Title: Vice Chairman and Chief Financial Officer

                        PURCHASE AND ASSUMPTION AGREEMENT

                                     BETWEEN

                       HUNTINGTON BANCSHARES INCORPORATED

                                       AND

                                  SUNTRUST BANK

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit No.       Description
-----------       -----------
2.9(c)            Form of Lease
3.2(b)(1)         Form of Deed
3.2(b)(2)         Form of Bill of Sale
3.2(b)(3)         Form of Assignment and Assumption Agreement
3.2(b)(4)         Form of Assignment and Assumption of Leases
3.2(b)(5)         Form of Assignment and Assumption of Transferred Lease
3.2(b)(9)         Form of Closing Statement
3.2(b)(10)        Forms of FIRPTA Affidavit and No Lien Affidavit
3.2(b)(12)        Form of Power of Attorney


Schedule No.      Description (All schedules to be provided)
------------      ------------------------------------------
1.1(a)            Trust Accounts
1.1(b)            Other Liabilities
2.1(a)(1)         Real Property
2.1(a)(2)(w)      Leased Branches
2.1(a)(2)(x)      Other Facilities
2.1(a)(2)(y)      ATMs
2.1(a)(2)(z)      Tenant Leases
2.1(a)(3)         Software Licenses
2.1(a)(4)         Personal Property Leases
2.1(a)(6)         Loans
2.1(b)            Excluded Assets
2.2(e)            Fair Market Value of Real Estate
2.4(b)(2)         Excluded Loans
2.4(d)            Underwriters of Credit Life Insurance and Credit Disability
                   Insurance Sold in connection with Branch Loans
2.5               Advisory Agreements
2.6(a)            Excluded Employees
2.6(c)            Severance
2.11              Assumed Contracts

6.6               Real Property and Leased Premises Exceptions
6.8               Employees and Employee Benefit Plans
6.11              Deposit Liabilities
6.14              Taxes
6.15              Regulatory Approvals and Third Party Consents
6.20              Derivative Transactions
6.23              Direct Non-Interest Income and Direct Non-Interest Expense
6.26              Absence of Certain Changes
7.6               Regulatory Approvals

                                     ANNEX A

                                Thomas E. Hoaglin
                              Michael J. McMennamin
                                Ronald C. Baldwin
                                Richard A. Cheap
                                Daniel B. Benhase

                                     ANNEX B

                                 John W. Spiegel
                                Raymond D. Fortin
                                Richard K. McCrea
                               Richard G. Blumberg